As filed with the Securities and Exchange Commission on October 22, 1997
                            Registration No. 333-5374

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 AMENDMENT NO. 1
                                    FORM SB-2

                             REGISTRATION STATEMENT
                                    UNDER THE
                             SECURITIES ACT OF 1933

                             IMAGING DYNAMICS, INC.
               (Exact name of Registrant as specified in Charter)

New Jersey                                                      22-3378935
(State of                  (Primary standard industrial     I.R.S. employer
Incorporation)              classification code)            Identification No.

                                 53 Century Road
                            Paramus, New Jersey 07657
                                 (201) 265-7117
          (Address and Telephone Number of Principal Executive Offices)

                           Stephen Saltman, President
                                 53 Century Road
                            Paramus, New Jersey 07657
                                 (201) 265-7117

            (Name, Address and Telephone Number of Agent for Service)

                                   Copies To:
  Mitchell Lampert, Esq.                               Michael Koblenz, Esq.
  Lampert & Lampert                                    Mound Cotton & Wollan
  10 East 40th Street                                  1 Battery Park Plaza
  New York, New York 10016                             New York, New York  10004
 (212) 889-7300                                       (212) 804-4200

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]

If any of the securities being registered on this Form SB-2 are to be offered on a continuous basis pursuant to Rule 415 under the Securities Act of 1993, please check the following box: [x]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]

     If delivery of a prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                         CALCULATION OF REGISTRATION FEE

====================================================================================================================================
  Title of Each Class                                      Maximum                    Maximum                  Amount of
    of Securities              Amount Being             Offering Price               Aggregate               Registration
   Being Registered             Registered               Per Security (1)          Offering Price(1)               Fee
------------------------------------------------------------------------------------------------------------------------------------
Units, consisting of
Common Stock, no
par value
Warrants(2)                 1,150,000                  $7.00                     $8,050,000                 $2,775.64
------------------------------------------------------------------------------------------------------------------------------------
Common Stock
Purchase
Warrants (3)                3,450,000                  $.10                      $345,000                   $118.96
------------------------------------------------------------------------------------------------------------------------------------
Common Stock
no par value (4)            3,450,000                  $9.00                     $31,050,000                $10,706.04
------------------------------------------------------------------------------------------------------------------------------------
Underwriter's
Warrants (5)                100,000                    $100.00                   nil                        nil (6)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock,
Purchase
Warrants (7)                300,000                    $.12                      $36,000                    $12.41
------------------------------------------------------------------------------------------------------------------------------------
Common Stock,
no par
value (8)                   100,000                    $8.40                     $840,000                   $289.63
------------------------------------------------------------------------------------------------------------------------------------
Common Stock,
no par value (9)            300,000                    $8.40                     $2,520,000                 $868.90
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, no
par value (10)              140,000                    $6.00                     $840,000                   $289.63
------------------------------------------------------------------------------------------------------------------------------------
Common Stock
Purchase
Warrants (11)               140,000                    $.10                      $14,000                    $4.83
------------------------------------------------------------------------------------------------------------------------------------
Totals...........                                                                $43,695,000                $15,066.04(12)
====================================================================================================================================


     (1) Total estimated solely for the purpose of determining the registration fee.

     (2) Includes 150,000 shares of Common Stock subject to sale upon exercise of the Underwriter's Over-allotment Option granted to the Underwriter by the Company.

     (3) Includes 450,000 Redeemable Common Stock purchase warrants (the "Warrants") subject to sale upon exercise of the Underwriter's Over- allotment Option granted to the Underwriter.

     (4)  Issuable   upon   exercise  of  the   Warrants,   together  with  such
indeterminate number of securities as may be issuable by reason of anti-dilution provisions contained therein.

     (5) Represent warrants to be issued to the Underwriter to purchase 100,000 shares of Common Stock and 300,000 Warrants (the "Underwriter's Warrants"). See "Underwriting."

     (6) No fee due pursuant to Rule 457(g).

     (7)  Represents  Warrants  issuable  upon  exercise  of  the  Underwriter's
Warrants.

     (8) Represents shares of Common Stock issuable upon the exercise of the Underwriter's Warrants, together with such indeterminate number of securities as may be issuable by reason of anti-dilution provisions contained therein.

     (9) Represents shares of Common Stock issuable upon the exercise of Warrants issuable upon exercise of the Underwriter's Warrants, together with such indeterminate number of securities as may be issuable by reason of anti-dilution provisions contained therein.

     (10) Represents shares of Common Stock issuable upon the exercise of the Warrants sold in the Company's April 1997 private placement.

     (11) Represents Warrants issued pursuant to the Company's April 1997 private placement.

     (12) The Company previously paid $9,344.77 in connection with its filing on August 6, 1996.

                 Cross Reference Sheet Pursuant to Rule 404 (a)
                      Showing the Location In Prospectus of
                   Information Required by Items of Form SB-2




         Item in Form SB-2                                             Prospectus Caption

 1.      Forepart of the Registration                                  Cover Page and Cover Page of Registration
         Statement and Outside Front                                   Statement
         Cover Page of Prospectus

 2.      Inside Front and Outside                                      Continued Cover Page, Table of Contents
         Back Cover Pages of
         Prospectus

 3.      Summary Information and                                       Prospectus, Summary, Risk Factors,
         Risk Factors                                                  Summary Financial Information


 4.      Use of Proceeds                                               Use of Proceeds

 5.      Determination of Offering                                     Cover Page, Underwriting, Risk Factors
         Price

 6.      Dilution                                                      Risk Factors, Dilution

 7.      Selling Securityholders                                       Principal and Selling Stockholders

 8.      Plan of Distribution                                          Cover Page, Underwriting

 9.      Legal Proceedings                                             Business

10.      Directors, Executive Officers                                 Management
         Promoters and Certain Control
         Persons

11.      Security Ownership of                                         Principal and Selling Stockholders
         Certain Beneficial Owners
         and Management



                                       iii


12.      Description of Securities                                     Description of Securities

13.      Interest of Named Experts                                     Legal Opinions, Experts
         and Counsel

14.      Disclosure of Commission Position                             Management and Item 24. Indemnification
         on Securities Act Liabilities                                 Officers and Directors

15.      Organization Within Five Years                                Prospectus Summary, Business, Principal and
                                                                       Selling Stockholders, Certain Relationships
                                                                       and Related Transactions, Risk Factors

16.      Description of Business                                       Business

17.      Management's Discussion                                       Management's Discussion and Analysis of
         and Analysis or Plan of Operation                             Financial Condition and Results of Operations


18.      Description of Property                                       Business

19.      Certain Relationships and Related                             Certain Relationships and Related
         Transactions                                                  Transactions

20.      Market for Common Equity                                      Not Applicable
         and Related Stockholder
         Matters

21.      Executive Compensation                                        Management

22.      Financial Statements                                          Financial Statements

23.      Changes in and Disagreements                                  Not Applicable
         with Accountants and Financial
         Disclosure


           Preliminary prospectus subject to completion, dated           , 1997


PROSPECTUS
                             IMAGING DYNAMICS, INC.

                                 1,000,000 Units
               Consisting of 1,000,000 Shares of Common Stock and
                      3,000,000 Class A Redeemable Warrants

         This Prospectus relates to an offering (the "Offering") of 1,000,000 units (the "Units"), each Unit consisting of one share of common stock, no par value per share (the "Common Stock") and three Class A Redeemable Warrants (the "Warrants"), of Imaging Dynamics, Inc. (the "Company") being sold by the Company through Global Equities Group, Inc. (the "Underwriter"). The securities comprising the Units will be separately transferable days from the date hereof (the "Separation Date"). Each Warrant entitles the registered holder thereof to purchase, at any time during the period commencing on the Separation Date, one share of Common Stock at a price of $9.00 per share through a date three years following the Separation Date. Commencing on the Separation Date, the Warrants are redeemable by the Company at any time, upon thirty days' notice, at a redemption price of $.05 per warrant, provided that the closing bid quotation of the Common Stock for each of the thirty trading days ending on the third day prior to the day on which the Company gives notice has been at least 150% of the exercise price of the Warrants being redeemed. The Units, shares of Common Stock and the Warrants underlying the Units are sometimes collectively referred to as the "Securities." See "Description of Securities" and "Principal and Selling Securityholders."

         This Registration Statement also relates to the offer and sale of an aggregate of 140,000 warrants (the "Private Placement Warrants") owned by certain selling securityholders (the "Selling Securityholders"). The Private Placement Warrants and shares of Common Stock underlying the Private Placement Warrants are being registered pursuant to registration rights agreements entered into by the Company and the Selling Securityholders. The Company will not receive any of the proceeds from the sale of such securities. See "Selling Securityholders", "Selling Securityholders' Offering", "Plan of Operation" and "Underwriting".

         THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK AND
                  IMMEDIATE SUBSTANTIAL DILUTION TO INVESTORS.
                        SEE "RISK FACTORS" AND DILUTION."

          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
           SECURITIES AND EXCHANGE COMMISSION, NOR HAS THE COMMISSION
          PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
              REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

=================================================================================================================
                                       Price to                    Discounts and              Proceeds to
                                        Public                    Commission (1)              the Company
                                                                                                 (2)(3)
-----------------------------------------------------------------------------------------------------------------
Per Unit (4).............                $7.30                         $.73                      $6.57
-----------------------------------------------------------------------------------------------------------------
Per Share................                $7.00                         $.70                      $6.30
-----------------------------------------------------------------------------------------------------------------
Per Warrant............                  $.10                          $.01                       $.09
-----------------------------------------------------------------------------------------------------------------
Total (5)...............              $7,300,000                     $730,000                  $6,570,000
=================================================================================================================

(footnotes on following page)
                           GLOBAL EQUITIES GROUP, INC.
              The date of this Prospectus is _______________, 1997.

     (1) Does not include additional compensation to be received by the Underwriter, including (i) a non-accountable expense allowance equal to 3% of the gross proceeds of the Offering, which includes $30,000 paid to date; (ii) warrants entitling the Underwriter to purchase from the Company 100,000 Units (the "Underwriter's Warrants") at 120% of their public offering prices, exercisable for a period of four years commencing one year from the date of the Prospectus; and (iii) the right for five years, to designate one nominee to serve on the Company's Board of Directors or to serve as a board observer. The Company has also agreed to indemnify the Underwriter against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"). See "Underwriting."

     (2) Before deduction of expenses of the Offering, all or which are payable by the Company, estimated at $457,580 ($490,430 if the Underwriter's Over-allotment Option is exercised in full), which includes the Underwriter's non-accountable expenses allowance, as well as filing, legal, accounting, printing and other costs and expenses.

     (3) Before deducting a 3% non-accountable expense allowance being paid by the Company to the Underwriter of $219,000 ($251,850 if the Underwriter's Over-allotment option is exercised in full).

     (4) The shares of Common Stock and Warrants are being sold as Units, at a purchase price of $7.30 per Unit, whereby the Company and the Underwriter have determined in negotiations that the price per share and per Warrant is $7.00 and $.10, respectively.

     (5) The Company has granted the Underwriter options, exercisable within thirty (30) days from the date of this Prospectus, to purchase up to an additional 150,000 Units on the same terms set forth above, solely for the purpose of covering over-allotments. If such options are exercised in full, the total Price to the Public, Underwriting Discounts and Commission, Proceeds to
Company and Proceeds to the Company will be $8,395,000, $839,500, and $7,555,500, respectively. See "Underwriting".

         Prior to this Offering, there has been no public market for the Company's Securities and there can be no assurance that any market will develop therefor. The Company has applied for listing of the Units, the shares of Common Stock and the Warrants on the Nasdaq SmallCap Stock Market ("Nasdaq") under the symbols "IMAGU", "IMAG" and "IMAGW", respectively, although no assurance can be given as to whether and when such listing will be obtained. Quotation on Nasdaq does not imply that a meaningful, sustained market for the Company's Securities will develop or if developed that it will be sustained for any period of time. In the event the Company's Securities are not listed on Nasdaq, the Company's Securities will be available for trading only in over-the-counter market on the OTC Bulletin Board. The offering price of the Units, the Common Stock and the Warrants, as well as the exercise price of the Warrants, were determined in negotiations between the Company and the Underwriter on an arbitrary basis and bear no direct relationship to the assets, earnings or any other recognized criteria of value. The prices should in no event, however, be regarded as an indication of any future market price of the Common Stock or the Warrants. See "Risk Factors", "Underwriting" and "Use of Proceeds".

         The Securities are being sold by the Company through Global Equities Group, Inc. (the "Underwriter"), on a "firm commitment" basis subject to prior sale, when, as and if accepted by the Underwriter and subject to approval of certain legal matters by counsel for the Underwriter and certain other conditions. The Underwriter reserves the right to withdraw, cancel or modify such offer and reject any order in whole or in part. It is expected that delivery of certificates representing the Securities being sold hereby will be made against payment therefor at the offices of Global Equities, Inc., 5 Hanover Square, New York, New York on or about ____________, 1997.

         IN CONNECTION WITH THIS OFFERING, THE UNDERWRITER MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMPANY'S SECURITIES AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY DISCONTINUE AT ANY TIME.

                              AVAILABLE INFORMATION

         The Company's fiscal year end is December 31. The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration
Statement on Form SB-2 under the Securities Act, with respect to the Units and securities underlying the Units to which this Prospectus relates. As permitted by the rules and regulations of the Commission, this Prospectus does not contain all of the information set forth in the Registration Statement. For further information with respect to the Company and the Securities offered hereby, reference is made to the Registration Statement, including the exhibits thereto, which may be copied and inspected at the Public Reference Section of the Commission at its principal office at 450 Fifth Street, N.W., Washington, D.C., 20549 or at its regional office at 7 World Trade Center, New York, New York.

     The Company will be subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), upon completion of this Offering, and in accordance therewith, will file periodic reports, proxy statements and other information with the Commission. In the event the Company's obligation to file such periodic reports, proxy statements and other information is suspended, the Company will voluntarily continue to file such information with the Commission. The Company will distribute to its stockholders annual reports containing audited financial statements, together with an opinion by its auditing accountants. In addition, the Company may, in its discretion, furnish quarterly reports to stockholders containing unaudited financial information for the first three quarters of each year.

         In addition to the 1,000,000 Units being offered by the Company, the Registration Statement of which this Prospectus forms a part also covers the offering of 140,000 warrants (by certain Selling Securityholders. The Company consummated a private placement offering in April 1997 (the "Private Placement"), whereby the Company sold 7 units, each unit was comprised of a promissory note (the "Notes") in the amount of $50,000 bearing interest at the rate of 10% per annum, and 20,000 common stock purchase warrants at a purchase price of $52,000 per unit. The Notes sold in the private placement are to be repaid by the Company from the proceeds of this Offering. The proceeds of the Private Placement were used by the Company as working capital to finance its operations. See "Risk Factors," "Capitalization Private Placement", "Use of Proceeds" and "Principal and Selling Securityholders."

                                     SUMMARY

     The following summary is intended to set forth certain pertinent facts and highlights from material contained in the body of this Prospectus. The summary is qualified in its entirety by the detailed information and financial statements appearing elsewhere in this Prospectus.

                                   THE COMPANY

     Imaging Dynamics, Inc. (the "Company" or "IDI") is a developmental stage corporation that was formed in June 1995 to commercialize its proprietary industrial process (the "IDI Process"). The IDI Process combines digital imaging and bonding technology in order to replicate patterns in natural and man made materials and images for vertical and horizontal durable surfacing.

     The IDI Process comprises software, hardware and proprietary techniques which allow analog and digitally based images to be converted into a high resolution digital format (2500 dpi). The image is then manipulated and enhanced using custom software designed to remove imperfections in the original image and increase the clarity when viewed through the polymer-silica material to which the image is ultimately bonded.

     Using the IDI Process, the image can be recolored and reformatted with respect to size, shape, geometry and detail. New artistic elements can be integrated which were not in the original image.

     The image is then printed on polyester sheets utilizing chemical formulas specially designed for optimizing and enhancing the optical characteristics of the image when viewed through the polymer-silica material. Depending on the ultimate application, the thickness of the polymer-silica material can vary from 1/8" to 5/8". The finished product can then be inserted into traditional stock framing systems for cabinets, furniture, wall systems, and panels, as well as a variety of other uses.

     Products manufactured using the IDI Process are characterized by extreme sharpness and accurate vibrant color. The dimensional appearance is enhanced due to a high level of definition at the edge of the image which is created by shading techniques and a controlled level of contrast. The images replicate natural patterns such as marbles, granites, woods or man made designs such as paintings, photographs, computer art and wall covering designs and patterns. The IDI Process allows for a high degree of customization and short production runs.

     The physical properties of the polymer-silica material utilized by the Company in the manufacture of its products is harder than many competing materials. The polymer-silica material is stain and chemical resistant, sanitary, crack resistant and shatter proof. The Company believes that products manufactured using the IDI Process are easier and cheaper to install than stone or Corian. The Company also believes that the IDI Process allows for the creation of more patterns and custom design features than Formica(TM).

     The Company believes that the major markets for its products are home decorating, office design, furniture construction for home, retail and office uses, commercial graphics and advertising, large format convention booth construction and retail display fixtures and buildouts. The Company also believes that there exists a market for the reproduction of fine art, both in its original size and form as well as in shapes and forms other than the original canvas. The Company believes that the use of the IDI Process in the reproduction of fine art will result in pieces that exhibit higher resolution, realism and conformance to the original than the traditional lithographic printing systems.

     The company maintains its principal offices at 53 Century, Paramus, New Jersey 07657. The Company's telephone number at its principal office is (201) 265-7117.

                                 THE OFFERING(1)

Securities Offered (2):
  Units Each Unit is comprised of one share of Common Stock and three Warrants at a purchase price of $7.30 per Unit. The Securities underlying the Units shall be separately tradeable immediately.

  The Company              1,000,000 Units

Price Per:

  Unit                     $7.30
  Share                    $7.00
  Warrant                  $0.10

Securities Outstanding Prior
  to the Offering:

  Common Stock             2,005,000 Shares
  Warrants                 0 (3)

Securities Outstanding After
  the Offering:

  Common Stock             3,005,000 Shares
  Warrants                 3,000,000 Warrants (3)

  Terms of the Warrants    Each Warrant sold in this Offering entitles the holder thereof to purchase one share of
                           Common Stock at an exercise price of $9.00, subject to adjustment, during an exercise period commencing one year from the date hereof, for a period of three years, until
                           ___________, 2001. The Warrants are redeemable by the Company at any time commencing one year from the date of this Prospectus upon 30 days notice, at a redemption price of $.05 per Warrant, provided that the closing bid quotation of the Company's Common Stock for at least 20 consecutive trading days ending not more than 15 days prior to the date on which the Company gives notice, has been at least 150% of the then effective exercise price of the
                           Warrants.  The Private Placement Warrants sold in the Company's April 1997 private placement entitle the holder thereof to purchase one share of Common Stock at an exercise price of $6.00 per share at any time prior to April 17, 2000. The Company has been advised by the Underwriter that the Underwriter does not intend to make a market in the Private
                           Placement Warrants.  Notwithstanding the foregoing, the owners of the Private Placement
                           Warrants can exercise their warrants and receive shares of the Company's Common Stock identical to the shares of Common Stock offered herein.  See "Description of Securities -
                           Warrants."









  Use Of Proceeds          The net proceeds of this Offering, estimated at $5,893,420, will be used as follows: (i)
                           $252,000 to repay notes, (ii) $350,000 to repay the Notes issued in the Company's April private placement, (iii) $510,000 for marketing and advertising, (iv) $1,805,000 for financing the purchase of new equipment, (v) $180,000 financial consulting fee, (vi) $19,283 to repay loans made by certain officers, and (vii) $2,753,137 for working capital. See "Use of Proceeds."

  Risk Factors             An investment in the Securities offered hereby involves a high degree of risk and immediate substantial dilution to investors. Potential purchasers should not invest in these securities unless they can afford the risk of losing their entire investment. See "Risk Factor" and
                           "Dilution."

  NASDAQ Symbols (2)

     Nasdaq                Units .........................IMAGU
                           Common Stock .............IMAG
                           Warrants .....................IMAGW

(1)      Unless  otherwise  indicated,  no effect is given in this Prospectus to
         (i) the 3,000,000 shares of Common Stock reserved for issuance upon the exercise of the Warrants; (ii) the exercise of the Underwriter's Over-allotment Option to purchase up to an additional 150,000 Units;
         (iii) the exercise of the Underwriter's Warrants to purchase 100,000 Units; (iv) the 140,000 shares of Common Stock reserved for issuance upon the exercise of the Warrants issued in the Company's April 1997 private placement; and (v) the issuance of up to 300,000 shares of Common Stock under the Company's Senior Management Incentive Plan.

(2) The Company has applied for listing of the Securities being offered hereby on Nasdaq SmallCap Stock Market. Quotation on Nasdaq does not imply that a meaningful, sustained market for the Company's Securities will develop or if developed that it will be sustained for any period of time.

(3) Exclusive of 140,000 warrants sold in the Company's April 1997 private placement (the "Private Placement Warrants"), which warrants are exercisable at $6.00 per share at any time prior to April 17, 2000. The Company has been advised by the Underwriter that the Underwriter does not intend to make a market in the Private Placement Warrants.
         Notwithstanding the foregoing, the owners of the Private Placement Warrants can exercise their warrants and receive shares of the Company's Common Stock identical to the shares of Common Stock offered herein.

                          SUMMARY FINANCIAL INFORMATION

         Set forth below is the historical summary financial information with respect to the Company for the years ended December 31, 1995 and 1996 and the unaudited six month period ended July 31, 1995 and 1996. The historical financial data for the years ended December 31, 1996 and 1995 is derived from the audited financial statements of the Company which have been reported upon by Thomas P. Monahan, C.P.A. The summary historical financial data presented below should be read in conjunction with the audited financial statements of the Company and related notes thereto included elsewhere in this Prospectus.

Statement of Operations Data:

======================================================================================================
                           For the Year                           From Inception
                           Ended                                  Until
------------------------------------------------------------------------------------------------------
                            December 31,                        July 31,
                             1996                                1997
------------------------------------------------------------------------------------------------------
Revenues                   $121,914                             $302,545
------------------------------------------------------------------------------------------------------
Net Income (Loss)          $(280,399)                           $(735,803)
------------------------------------------------------------------------------------------------------
Earnings (loss) per
Common Share               $(.14)                               $(.36)
------------------------------------------------------------------------------------------------------
Total Number
Shares Outstanding         2,000,000                            2,005,000
======================================================================================================

Development Stage Balance Sheet Data:

-------------------------------------------------------------------------------------------------------------
                        December 31, 1996           July 31, 1997             July 31, 1997
-------------------------------------------------------------------------------------------------------------
                             Actual                  Actual                   As Adjusted (1)
-------------------------------------------------------------------------------------------------------------
Current Assets          $74,988                     $140,329                  $6,033,749
-------------------------------------------------------------------------------------------------------------
Tangible Assets         $(158,697)                  $(537,457)                $5,355,963
-------------------------------------------------------------------------------------------------------------
Working Capital         $(306,864)                  $(788,402)                $5,105,018
-------------------------------------------------------------------------------------------------------------
Total Assets            $251,155                    $424,274                  $6,317,694
-------------------------------------------------------------------------------------------------------------
Total Liabilities       $381,852                    $928,731                  $928,731
-------------------------------------------------------------------------------------------------------------
Stockholders'
Equity                  $(130,697)                  $(504,457)                $5,388,963
=============================================================================================================

     (1) Gives effect to the sale by the Company of 1,000,000 Units in this Offering, and the application of net proceeds therefrom. Does not give effect to the exercise of the Over-allotment Option or the Underwriter's Warrants. See "Use of Proceeds."

                                  RISK FACTORS

         The securities offered hereby are speculative and involve a high degree of risk. In addition to the other information contained in this Prospectus, the following factors should be carefully considered before purchasing the securities offered by this Prospectus. The purchase of these Securities should not be considered by anyone who cannot afford the risk of loss of his entire investment.

         Except for the historical information contained herein, the following discussions contains forward-looking statements that involve risks and uncertainties. The Company's actual results could differ materially from those projected in the forward-looking statements discussed herein. Factors that could cause or contribute to such difference include, but are not limited to, those discussed in this section, as well as in the section entitled "Business."

         1. New Enterprise; Limited Operations and Operating History; Working Capital Deficit; Retained Earnings Deficiency. The Company is in an early stage of development and has extremely limited financial and operational history upon which investors may base an evaluation of its performance or any assumption as to the likelihood that the Company will become commercially viable. Although the "IDI Process" technology has been developed by the Company's president over a period of more than two decades, it has yet to be commercialized. There is no assurance that the Company's operations can become commercially viable or profitable. For the year ended December 31, 1996, the Company had losses from operations of $(280,399), working capital deficit of $(306,864) and a deficit accumulated during development stage of $331,697. In the event that the Company continues to have losses and an accumulated deficit and in the event it is unable to meet its accounts payable as such become due, any and all of these factors may have materially adverse effects as to the business and finances of the Company, its ability to continue as a going concern and its ability to operate profitably. There can be no assurance that the Company will be able to produce its product line on a profitable basis, nor can there be any assurances that the Company will succeed in its business endeavors. See "Business."

         2. Explanatory Paragraph in Independent Auditors's Report. The Company's independent auditors have included an explanatory paragraph in their report on the Company's financial statement stating that certain factors raise substantial doubt about the Company's ability to continue as a going concern. The Company's continuation as a going-concern is dependent upon its ability to obtain additional financing, including the proceeds from this Offering, to generate sufficient cash flow to meet its obligations on a timely basis. As a result of the start-up nature of the Company's business, additional operating losses can be expected in the foreseeable future. There can be no assurance that the Company can be operated profitably in the future. See Consolidated Financial Statements.

         3. Competition. The market in which the Company competes is characterized by rapidly changing technology and evolving industry standards. The Company has competition in every area of its existing and proposed businesses from furniture manufacturers, photographic laboratories, computer graphics firms and suppliers of counter-top and table top surfaces, such as Formica(TM). Many of its competitors are well known and have far greater financial, technological, managerial, personnel and other resources than the Company. Although the Company is not aware of any company which directly competes against the Company, there can be no assurance that other technologies or products which are functionally similar to those of the Company are not currently available or under development. In addition, there can be no assurance that other companies with the expertise or resources that would encourage them to attempt to develop or market competing products will not develop new products directly competitive with the Company's products. See "Business - Competition."

         4. Technological Factors; Uncertainty of Product Development; Uncertainty of Commercial Technology. Although the Company's development efforts relating to the technological aspects of the existing versions of the IDI Process are completed, the Company is continually seeking to refine and improve the IDI Process. The Company's efforts remain subject to all of the risks inherent in new product development, including unanticipated technical, regulatory or other problems which could result in material delays in product development or commercialization or significantly increased costs. The Company may be required to commit considerable additional effort, time and resources to commercialize development of production versions of its proposed products. The Company's success will depend upon such products meeting targeted product costs and performance, and may also depend upon their timely introduction into the marketplace. There can be no assurance that development of the Company's proposed products will be successfully completed on a timely basis, or at all, that they will meet projected price or performance objectives, satisfactorily perform all of the functions for which they are being designed, or prove to be sufficiently reliable or durable in widespread commercial application. Moreover, there can be no assurance that unanticipated problems will not arise with respect to technologies incorporated into the IDI Process or that product defects will not become apparent after commercial introduction. In the event that the Company is required to remedy defects in any of its products after commercial introduction, the costs to the Company could be significant, which could have a material adverse effect on the Company.

         In addition, there has been only limited outside research in many areas of the Company's focus and results in research and testing conducted to date are not conclusive from independent sources. Adverse independent testing results could have a material adverse effect on the Company. See "Patents and Trade Marks" and "Product Testing".

         5. Development and Expansion of Business; Management of Growth. Management is of the opinion that it currently has sufficient management expertise and depth to develop its business. However, it will need a skilled and dedicated marketing staff as well as technical and production personnel in the future. There is no guarantee that the Company can retain its present staff or that capable personnel with relevant skills will be available. To manage its growth effectively, the Company must continue to improve and expand its existing resources and management information systems and must attract, train and motivate qualified managers and employees. There can be no assurance that the Company's business will grow or that the Company will be able to manage growth, if any, effectively and efficiently. The Company's inability to manage growth effectively would adversely affect its operating results. In the event a business expansion is commenced by the Company, there can be no assurances that such expansion will be cost-effective or profitable. See "Business".

         6. Market Acceptance. Although a number of orders have been produced to customers' satisfaction, no significant orders have resulted to date. The Company's success is contingent on the acceptance by its current and potential future users, of which there can be no assurance. See "Business."

         7. Inability to Keep Pace with Competitor Innovation or Consumer's Changing Preferences and Tastes. The market in which the Company intends to compete is subject to rapid technological and innovative change. Competition from and among companies which produce similar or alternative products is characterized by continuous technological and innovative changes and advances. There can be no assurances that the Company will be able to keep pace with the technological and innovative developments in the industry or implement such changes. Therefore, competitors may develop superior products which may make the IDI Process obsolete. As a result of the continual changing nature of the markets the Company competes in, the success of the Company is dependent on its ability to change and adapt to such changing tastes and preferences. See "Risk Factor - Competition" and "Business - Competition."

         8. Control by Management. Upon the sale of the Units offered hereby, the Company's management will own an aggregate of approximately 45.3% of the Company's Common Stock (exclusive of the exercise of any Warrants). Accordingly, if only 4.8% of the other shareholders vote similarly to management, management will effectively be able to elect the entire Board of Directors of the Company and direct the affairs of the Company after the Offering. See "Management" and "Principal Stockholders."

         9. No Dividends and None Anticipated. To date, the Company has not paid any cash dividends on its Common Stock and does not expect to declare or pay any cash or other dividends in the foreseeable future. The Company anticipates that any profits from operations will be reinvested in the Company. See "Dividend Policy."

         10. Arbitrary Offering Price of Units and Exercise Price of Warrants. The offering prices of the Units, shares of Common Stock and Warrants, and the exercise price of the Warrants have been determined by negotiations between the Company and the Underwriter on an arbitrary basis and bear no direct relationship to the assets, earnings or any other recognized criteria of value. Factors considered in determining such prices, in addition to prevailing market conditions, included the history of and the business prospects for the Company and an assessment of the net worth and financial condition of the Company, as well as such other factors as were deemed relevant, including an evaluation of management and the general economic climate. The prices should in no event, however, be regarded as an indication of any future market price of the Securities. Prior to this Offering, there has been no public market for the Securities. See "Dilution" and "Underwriting."

         11. Lack of Public Market for the Securities. Prior to the Offering, no public market exists for the Company's Securities. There is no assurance that a regular trading market will develop at the conclusion of this Offering, or if one does develop, that it will be sustained. Therefore, purchasers of the Securities offered herein may be unable to resell said Securities at or near their original offering price or at any price. Furthermore, it is unlikely that a lending institution will accept the Company's securities as pledged collateral for loans even if a regular trading market develops.

        12. Dilution; Possible Future Dilution. Management of the Company plans to institute a Senior Management Incentive Plan (the "Plan"). Pursuant to this Plan, Management of the Company will have the ability to grant upto 350,000 stock options to executive officers, key employees and consultants. To date, the Company has issued 25,000 options each to Stephen Saltman and Damian Greco pursuant to the terms of the Plan. Further issuances pursuant to the Plan could cause the Investors purchasing Units in this Offering to incur a substantial dilution in the value of their investment. The Company has authorized capital stock of 20,000,000 shares of Common Stock, no par value per share and 5,000,000 shares of Preferred Stock, no par value per share. None of the shares of Preferred Stock have been issued. Inasmuch as the Company may use authorized but unissued shares of Common Stock or issue shares of Preferred Stock which may be convertible into shares of Common Stock, without stockholder approval, there may be further dilution of the stockholders' interests. See "Description of Securities."

         13. Dependence on Suppliers. The manufacture of the Company's products is contingent upon the ability of the Company to purchase raw materials, specifically polymer-silica material, from suppliers. Currently the Company has one vendor who supplies the Company with the polymer-silica material the Company utilizes in the manufacture of its products. The loss of this supplier would have a detrimental effect on the Company, however, the Company believes that there are other suppliers of polymer-silica material. The Company believes that it will continue to be able to purchase its polymer-silica material in the future at prices and on terms similar to its present capabilities. No assurances can be given that an uninterrupted and adequate supply of polymer-silica material will be available to the Company in the future, although, the Company believes that there are a sufficient number of suppliers so that in the event that any individual or group of suppliers can no longer service the Company's needs, the Company will be able to find other suppliers at competitive price and terms. If conflicts arise or there is a void of suppliers, this would have a detrimental effect on the Company's operations. See "Business Suppliers."

         14. Protection of Proprietary Technology and Information; Possible Patent and/or Trademark Infringement. The Company will also rely on trade secrets, know-how and continuing technological advancement to maintain its proposed competitive position. No assurance can be given that competitors will not independently develop substantially equivalent proprietary information and techniques or otherwise gain access to the Company's trade secrets and know how. Part of the Company's proposed business is the reproduction of fine art. There can be no assurance that the Company will not be found to be infringing on another individual or entities patent or trademark. In the event that the Company is found to be infringing upon such individuals or entities patent or trademark, there can be no assurance that the Company will have the financial means to litigate such matters. See "Business - Patents and Trademarks."

         15. Authorization of Preferred Stock. The Company's Certificate of Incorporation authorizes the issuance of 5,000,000 shares of preferred stock, no par value per share, with such designation, rights and preferences as may be determined from time to time by the Board of Directors. Accordingly, the Board of Directors is empowered, without obtaining shareholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights that could adversely affect the voting power or other rights of the holders of the Common Stock. In the event of issuance, the preferred stock could be utilized, under certain circumstances, as a method of discouraging, delaying, or preventing a change in the control of the Company. The Company is restricted from issuing any shares of preferred stock for a period of years from the date hereof, without the prior consent of the Underwriter. See "Description of Securities - Preferred Stock" and "Underwriting."

         16. Broad Discretion in the Application of Proceeds. The Company's management will have broad discretion regarding the use of proceeds of this Offering of approximately $2,753,137 or 46.7% ($3,681,937 or 54.0% if the Underwriter's Over-allotment Option is exercised in full), which proceeds have been allocated to working capital. See "Use of Proceeds."

         17. Protection of Intellectual Property. The Company does not intend to patent its proprietary trade secrets. In the event that such information becomes known to its competitors, the business of the Company would be materially and adversely effected. The Company does intend to trademark certain of its trade names. However, there can be no assurance that trademark protection will be available for such marks at the time the protection is sought. The failure to obtain such protection would materially and adversely effect the business of the Company. See "Business -- Patents and Trademarks".

         18. Dependence on Management; Salary Commitment; Limited Number of Management Personnel. The Company is dependent upon the personal efforts and abilities of Stephen Saltman, the Company's President, and Damian J. Greco, the Company's Secretary and Treasurer. Following this Offering, there can be no assurance that, if the Company grows, the current management team will be able to continue to adequately manage the Company's affairs. Further, there can be no assurance that the Company will be able to identify and hire additional qualified managers on terms economically feasible for the Company. The Company has entered into employment agreements with both Messrs. Saltman and Greco. The loss of the services of Mr. Saltman or Mr. Greco would adversely affect the business of the Company. The Company currently has no key-man insurance on the lives of either Mr. Saltman or Mr. Greco. Mr. Saltman and Mr. Greco have entered into employment agreements with the Company, which agreements provide for the payment of annual base salaries of $180,000 and $160,000, respectively, with 10% yearly escalations during the term of the agreement. The agreements are for a term of five years expiring May 2002. Based upon the Company's limited operating history and continued losses, there can be no assurances that the Company will be able to pay such salaries from operations. In the event that this Offering is consummated, the Company may use the proceeds apportioned to working capital for general corporate purposes, such as salaries, in the event the Company's income from operations does not meet its cash requirements. As of July 31, 1997, the Company had a working capital deficit of $(718,402). Expenditures of the proceeds for general corporate purposes may include the payment of salaries to the Company's officers, aggregating $340,000 per annum. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Management."

         19. Immediate Substantial Dilution. The purchasers of the Securities offered hereby will incur immediate substantial dilution from their purchase price in the net tangible book value of each share of Common Stock of approximately $5.49 per share or 75.2% of their initial investment. The present stockholders of the Company will own approximately 66.67% of the Company's outstanding shares of Common Stock upon completion of this Offering and will realize an immediate increase in the net tangible book value of their shares of approximately $2.04 per share. Accordingly, the current shareholders will be the primary beneficiaries of this Offering. If the Company's future operations are unsuccessful, the persons who purchased the Securities offered hereby will sustain the principal losses.

         20. Shares Available for Resale. All of the 2,005,000 shares of the Company's Common Stock outstanding are "restricted securities" which, in the future, may be sold upon compliance with Rule 144 adopted under the Securities Act, or any other exemption from the registration requirements of the Securities Act.

         Rule 144 provides, in essence, that a person holding "restricted securities" for a period of one year may sell every three months in brokerage transactions an amount equal to the greater of: (a) one percent of the Company's outstanding shares of Common Stock; (b) the average weekly reported volume of trading for the securities on all national exchanges and/or through the automated quotation system of a registered securities association during the four calendar week period preceding each transaction; or (c) the average weekly trading volume in the securities reported through the consolidated transaction reporting system during the four calendar week period. Rule 144 also requires that current information about the securities must be available to stockholders and brokers.

         Therefore, after taking into account the shares to be sold in this Offering (and without giving effect to any shares of Common Stock which may be issued upon exercise of the Warrants) in each three-month period commencing 1997, at least 30,050 (31,550 shares if the Underwriter's Over-allotment option is exercised in full) shares may be publicly sold under Rule 144 by each holder of "restricted securities" who has held such shares for at least one year.

         Persons who are not "affiliates" of the Company, as that term is defined under the Securities Act, who have been non-affiliates for the 90 days immediately preceding the sale, and who have owned their shares for a period of at least one year, may sell such shares without limitation. Giving effect to the sale of 1,000,000 shares by the Company, the Company will have issued and outstanding 3,005,000 shares of its Common Stock, of which 2,005,000 shares will be "restricted securities." Notwithstanding, the holders of 1,958,400 of the aforementioned 2,005,000 shares have entered into twenty-four month lockups with the Underwriter whereby none of their shares can be sold with the consent of the Underwriter until twenty-four months after the Effective Date. Investors should be aware that the possibility of such sales under Rule 144 will in all probability have a depressive effect on the price of the Company's Common Stock in any market which may develop. See "Shares Eligible for Future Sales."

         All officers, directors and owners of 5% or more of the Company's Common Stock, except the Selling Stockholders, have agreed to "lock-up" and not sell, publicly, privately or otherwise dispose of any shares of Common Stock for a period of two years from the date of this Prospectus, whereby these stockholders cannot sell, publicly, privately or otherwise dispose of any of their shares without the prior written consent of Global Equities Group, Inc.

         21. Restrictions on Exercise of Warrants; Necessity for Updating Registration Statement. The Warrants offered hereby are not exercisable unless, at the time of the exercise, the Company has a current prospectus covering the shares of Common Stock issuable upon exercise of the Warrants and such shares have been registered, qualified of deemed to be exempt under the securities laws of the state of residence of the exercising holder of the Warrants. Since the Warrants are not exercisable for a period of one year from the date of this Prospectus, the Company will be required to file a post-effective amendment and have same declared effective and deliver a current Prospectus before the Warrants may be exercised. Although the Company will use its best efforts to have all of the shares of Common Stock issuable upon exercise of the Warrants registered or qualified on or before the exercise date and to maintain a current prospectus relating thereto until the expiration of the Warrants, there is no assurance that it will be able to do so. The Company will notify all Warrantholders and its transfer agent that the Warrants may not be exercised at any time that a current post-effective amendment has not been declared effective on or before ___________, 199 , so as to prevent the Warrants from being exercised in the absence of a current Registration Statement.

         Although the Warrants will not knowingly be sold to purchasers in jurisdictions in which the Warrants are not registered or otherwise qualified for sale, purchasers may buy Warrants in the after-market or may move to jurisdictions in which the shares underlying the Warrants are not so registered or qualified for sale during the period that the Warrants are exercisable. In this event, the Company would be unable to issue shares to those persons desiring to exercise their Warrants unless and until the shares could be qualified for sale in the jurisdictions in which such purchasers reside, or an exemption from such qualification exists in such jurisdictions, and Warrantholders would have no choice but to attempt to sell the Warrants in a jurisdiction where such sale is permissible or allow them to expire unexercised. See "Description of Securities - Warrants."

         22. Possible Delisting of Securities from Nasdaq System; Risks of Low Priced Stocks. The Commission has approved rules imposing more stringent criteria for listing of the Securities on the Nasdaq SmallCap Stock Market ("Nasdaq"). In order to continue to be listed on the Nasdaq the Company would be required to maintain (i) net tangible assets of $2,000,000, or market capitalization of $35,000,000 or $500,000 in net income for two of last three years, (ii) a public float of 500,000 shares or $1,000,000 market value for the public float, (iii) 300 shareholders, (iv) a minimum bid price of $1.00 per share, (v) two market makers, and (vi) compliance with the Corporate Governance Standards. In the event the Company's Securities are delisted from the Nasdaq SmallCap system, trading, if any, in Securities would thereafter be conducted in the over-the-counter market on the OTC Bulletin Board. Consequently, an investor may find it more difficult to dispose of, or to obtain accurate quotations as to the price of the Company's Securities. The Company has applied for the listing of its Securities on Nasdaq. Quotation on Nasdaq does not imply that a meaningful, sustained market for the Company's Securities will develop or if developed that it will be sustained for any period of time.

         23. Penny Stock Regulation. Broker/dealer practices in connection with transactions in "penny stocks" are regulated by certain penny stock rules adopted by the Securities and Exchange Commission. Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the Nasdaq system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system). The penny stock rules require a broker/dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the risks in the penny stock market. The broker/dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker/dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer's account. In addition, the penny stock rules generally require that prior to a transaction in a penny stock, the broker/dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for a stock that becomes subject to the penny stock rules. If the Company's Securities become subject to the penny stock rules, investors in this Offering may find it more difficult to sell their Securities.

         24. Underwriter's Warrants. The Underwriter will acquire, for nominal consideration, the Underwriter's Warrants to purchase 100,000 Units at a price of $8.76 per Unit during the four year period commencing one year from the date of this Prospectus. The Securities issuable upon exercise by the Underwriter of the Underwriter's Warrants are identical to the Securities being offered hereby. The Company has agreed to register the Underwriter's Warrants and the underlying securities at its expense, one time only, upon request of holders of a majority of the Underwriter's Warrants or underlying securities. In addition, the Company has agreed, for a period of seven years following the date of this Prospectus, to give advance notice to the holders of the Underwriter's Warrants or underlying securities of its intention to file a registration statement, and in such case the holders of the Underwriter's Warrants and underlying securities shall have the right to require the Company to include the Underwriter's Warrants and underlying securities in such registration statement at the Company's expense. These obligations could be a hindrance to any future financing of the Company. Furthermore, in the event the Underwriter exercises its registration rights to effect the distribution of the Common Stock and/or Warrants underlying the Underwriter's Warrants, the Underwriter and any holder of such Warrants who is a market maker in the Company's Securities, prior to such distribution, will be unable to make a market in the Company's Securities for up to a period of five days prior to the commencement of such distribution and until such distribution is completed. If the Underwriter ceases to make a market, the market and market prices for the Securities may be adversely affected, and the holders thereof may be unable to sell such Securities. See "Underwriting."

         25. Underwriter's Possible Ability to Dominate or Influence the Market for the Securities. A significant number of the Securities offered in the
Offering  may  be  sold  to  customers  of  the   Underwriter.   Such  customers
subsequently may engage in transactions for the sale or purchase of the Securities through or with the Underwriter. Although they have no obligation to do so, all or any individual Underwriter may exert a dominating influence on the market, if one develops, for the Company's Securities. The price, liquidity and price volatility of the Company's Securities may be significantly affected by the degree, if any, of an Underwriter's participation in such market. Additionally, the Underwriter may participate in the solicitation of the exercise of the Warrants. In connection with the solicitation of Warrant exercises, unless the Underwriter is granted an exemption by the Commission from Regulation M under the Exchange Act, the Underwriter and any other soliciting broker/dealer will be prohibited from engaging in any market-making activities with respect to the Company's Securities for the period commencing either one or five business days (depending on the market price of the Common Stock) prior to any solicitation activity until the later of (i) the termination of such solicitation activity or (ii) the termination (by wavier or otherwise) of any right that the Underwriter or any other soliciting broker/dealer may have to receive a fee for the exercise of Warrants following such solicitation. As a result, the Underwriter or any other soliciting broker/dealer may be unable to provide a market for the Company's securities, should they desire to do so, during certain periods while the Warrants are exercisable. Such restrictions may adversely affect the price and liquidity of the shares of Common Stock and Warrants. See "Underwriting."

     26. Potential Adverse Effect of Redemption of Warrants. The Warrants may be redeemed by the Company at any time commencing one year from the date of this Prospectus, upon notice of not less than 30 days at a price of $.05 per Warrant provided the closing bid quotation of the Common Stock on all 20 of the trading days ending not more than 15 days prior to the day on which the Company gives notice has been at least 150% of the then effective exercise price of the Warrants. Redemption of the Warrants could force the holders to exercise the Warrants and pay the exercise price at a time when it may be disadvantageous for the holders to do so, to sell the Warrants at the then current market price when they might otherwise wish to hold the Warrants, or to accept the redemption price, which is likely to be substantially less than the market value of the Warrants at the time of redemption. The Company will not redeem the Warrants at any time in which its registration statement is not current, so that investors will be able to exercise their Warrants during the 30 day notice period in the event of a warrant redemption by the Company. See "Description of Securities - Warrants."

     27. Limited Experience of Underwriter. Global Equities Group, Inc. has previously completed public offerings. The Underwriter is a relatively small firm and there can be no assurance that the Underwriter will be able to make a meaningful market in the Company's Securities or that another broker/dealer will make a meaningful market in the Company's Securities. See "Underwriting."

     28. Indemnification of Officers and Directors. The New Jersey Supreme Court has held that the directors' duty of care to a corporation and its stockholders requires the exercise of an informed business judgment. Having become informed of all material information reasonably available to them, directors must act with requisite care in the discharge of their duties. The New Jersey General Corporation Law permits a corporation, through its certificate of incorporation, to exonerate its directors from personal liability to the corporation or its stockholders for monetary damages for a breach of their fiduciary duty of care as a director, with certain exceptions. The exceptions include a breach of the director's duty of loyalty, acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law, improper declaration of dividends and transactions from which the director derived an improper personal benefit. As noted above, the Company's certificate of incorporation exonerates its directors, acting in such capacity, from monetary liability to the extent permitted by this statutory provision. This limitation of liability provision does not eliminate a stockholder's right to seek non-monetary, equitable remedies such as injunction or rescission in order to redress an action taken by directors. However, as a practical matter, equitable remedies may not be available in all situations, and their may be instances in which no effective remedy is available at all. See "Management."

                                 DIVIDEND POLICY

         The Company has not paid cash dividends on its Common Stock and intends to retain earnings, if any, for use in its activities. Payment of cash dividends in the future will be wholly dependent upon the Company's earnings, financial condition, capital requirements and other factors deemed relevant by the Board of Directors. It is not likely that cash dividends or other dividends will be paid in the foreseeable future.

                                    DILUTION

         The difference between the public offering price per share and the pro forma net tangible book value per share after this Offering constitutes the dilution per share of Common Stock to the new investors. Net tangible book value per share is determined by dividing the net tangible book value (total tangible assets less total liabilities) by the number of outstanding shares of Common Stock.

         As of July 31, 1997, there were outstanding 2,005,000 shares of the Company's Common Stock. The Company's Common Stock prior to this Offering had a net tangible book value per share of approximately $(0.23), based upon a total of 2,005,000 shares issued and outstanding. Net tangible book value per share represents the amount by which the Company's total tangible assets exceed its total liabilities, divided by the number of shares of its Common Stock outstanding. Purchasers will incur immediate substantial dilution of $5.49 or 75.2% of the Offering Price.

         The following table illustrates the per share dilution:

Public offering price per share (1)(2)                                                           $7.30
         Net tangible book value per share prior to this offering                                $(.23)
         Increase attributable to new investors(3)                                               $2.04
                                                                                                 -----
Net tangible book value per share after this Offering                                            $1.81
                                                                                                 -----
Dilution per share to new investors                                                              $5.49
                                                                                                 =====


     (1) Offering price before deduction of estimated expenses of the Offering and underwriting discounts and commissions.

     (2) Assumes the Warrants have no value.

     (3) Does not include funds which may be received upon exercise of the Warrants, the Underwriter's Warrants or the Underwriter's Over-allotment Option.

         The following table sets forth at September 30, 1997 the difference between the existing stockholders and the new investors with respect to the number of shares of Common Stock purchased from the Company, the total consideration paid to the Company and the price per share paid.

                                    Shares                           Total                       Average
                                    Purchased                   Consideration Paid               Consideration Paid
                           Number                Percent      Amount           Percent           Per Share
Existing
Stockholders               2,005,000             66.67%       $210,000         2.8%              $.11

New
Investors                  1,000,000(1)          33.33%       $7,300,000       97.2%             $7.30
                           ------------          ------       ----------       -----             -----


                           3,005,000             100%         $7,510,000       100%              $2.50
                           =========             ====         ==========       ====              =====


(1) For purposes of this table, the Warrants are considered to have no value. No effect is given to the possible exercise of (i) the Warrants to purchase 140,000 shares of Common Stock, (ii) the Underwriter's Warrants to purchase 100,000 Units or (iii) the Underwriter's Over-allotment Option, to purchase from the Company 150,000 Units.

                                 USE OF PROCEEDS

         The net proceeds to the Company from the sale of the Securities offered hereby after deducting underwriting discounts and estimated expenses of the Offering payable by the Company, which have been estimated at $457,580 ($490,430 if the Underwriter's Over-allotment Option is exercised in full) is $5,893,420 ($6,813,220) if the Underwriter's Over-allotment Option is exercised in full). The net proceeds of this Offering are intended to be used as follows:

                                                                                        Percent of
         Use of Proceeds                             Amount of Proceeds                 Net Proceeds
         Repayment of Certain Loan (1)               $   252,000                        4.3%

         Financial Consulting Fee                    $   180,000                        3.1%

         Repayment of Loans from Officers            $    19,283                        0.6%

         Repayment of Private Placement Notes (2)    $   350,000                        5.9%

         Marketing and Advertising (3)               $   510,000                        8.7%

         Purchase of Equipment (4)                   $ 1,805,000                        30.6%

         Working Capital (5)                         $ 2,753,137                        46.7%
                                                     -----------                        -----

         Total                                       $5,893,420                         100.0%
                                                     ==========                         ======


     (1) In March 1996, the Company attempted to complete an offering which offering was intended to be effected under an exemption from registration provided by Rule 504 of Regulation D. The Company originally contemplated that it would sell shares of preferred stock pursuant to Rule 504. However, the offering was never completed, and the Company never sold any shares of preferred stock. However, the Company did receive an aggregate of approximately $252,000, including accrued interest, from one investor who acted as an agent for a group of investors. The Company and this individual have agreed to characterize this transaction as a "loan". The Company intends to repay this loan with $252,000 of the proceeds of this Offering.

(notes continued from previous page)

     (2) The Company consummated a private placement offering of its securities in April 1997 (the "Private Placement"), whereby at September 30, 1997, the Company sold 7 units, each comprised of a promissory note in the amount of $50,000 bearing interest at the rate of 10% per annum, and 20,000 common stock purchase warrants at a purchase price of $52,000 per unit. Pursuant to the terms of the Private Placement, the Notes are to be out of the proceeds of this Offering. 140,000 warrants are being registered by the Selling Securityholders in connection with this Offering (the "Private Placement Warrants"). The Company has been advised by the Underwriter that the Underwriter does not intend to make a market in the Private Placement Warrants. Notwithstanding the foregoing, the owners of the Private Placement Warrants can exercise their warrants and receive shares of the Company's Common Stock identical to the shares of Common Stock offered herein.The proceeds of the Private Placement were used by the Company as working capital to finance its operations.

     (3)  For  advertising,  hiring  additional  sales  employees  and  printing
marketing   materials  in  order  to  increase  sales  through   increased  name
recognition of the Company.

     (4) The Company will use these proceeds to purchase equipment

     (5) Working capital will be used primarily (i) as capital in order to obtain and retain financing at preferable rates enabling the Company to purchase additional equipment as described in footnote 3 above, (ii) for cash flow in order to pay down the notes on the purchase of such equipment, (iii) to pay maintenance costs on the equipment purchased, and (iv) to pay for minor repair costs on equipment. Though a portion of the proceeds allocated to working capital may be held in the Company's bank account to increase its liquid assets in order to obtain financing, a portion of the proceeds being allocated to working capital will be used to increase cash flows, which in turn should enable the Company to decrease its interest and financing expenses. The Company will not use the proceeds apportioned to working capital for salaries or general administrative expenses unless the Company's income from operations does not meet its cash requirements, whereby salaries and other administrative expenses may be paid from such proceeds. The Company has no current plans to use any of the proceeds of this Offering to merge or acquire assets of another company and presently has no plans, commitments or agreements, and is not currently involved in any discussions with regards to any acquisition or merger, however, in the event an acquisition is deemed in the best interests in the Company in the future, a portion of the proceeds may be used for such purposes. See "Business."

         The Company believes that the proceeds of this Offering will be sufficient to meet its anticipated cash requirements for the 12 months subsequent to the closing of this Offering. It is not anticipated that the Company will be required to raise any additional capital within the next twelve months. If for any reason such estimates prove inaccurate, the Company may be forced to seek additional financing. There can be no assurances that such financing will be available, and if available, that it will be on terms acceptable to the Company. None of the proceeds of this Offering will be paid to members of the National Association of Securities Dealers, Inc. (the "NASD") or associates or affiliates thereof, except for the proceeds being paid to the Underwriter as described in this Prospectus. See "Underwriting."

         Any additional proceeds received from the purchase of additional securities by the Underwriter to cover over-allotments or the exercise of Warrants, will be added to the Company's working capital. In the event the Underwriter exercises the Underwriter's Over-allotment Option in full, the net proceeds to the Company would be approximately $6,813,220, of which $3,681,937 or 54.0% of the proceeds will be used for working capital. No proceeds from this Offering will be paid to any officer or director of the Company, or affiliates or associates for expenses of the Offering or for any type of fee or remuneration except as described herein. A portion of the proceeds may be used to pay salaries in the event the Company's income from operations does not meet its cash requirements. The Company will not make any loans to any officer, director, affiliate or associate with the proceeds of the Offering.

                                 CAPITALIZATION

         The following table sets forth (i) the capitalization of the Company at July 31, 1997 and (ii) such capitalization as adjusted to reflect the sale of the Securities offered hereby.


                                                                                                  As
                                                                                Actual            Adjusted(1)


Long Term Debt                                                                  $0                $0

Stockholders' Equity:

Common Stock, no par value,
20,000,000 shares authorized;
issued and outstanding,
2,005,000 shares at July 31, 1997,
3,005,000 shares as adjusted                                                    221,500           6,114,920

 Warrants, 140,000                                                              9,846                      9,846

Deficit Accumulated During
 Development Stage                                                              (735,803)                  (735,803)
                                                                                ---------                  ---------

Total Stockholders' Equity                                                      (504,457)                  (6,860,569)
                                                                                ---------                  -----------

Total Capitalization                                                            $(504,457)                 $(6,860,569)
                                                                                ==========                 ============


(1) Does not include (i) 3,000,000 shares of Common Stock reserved for issuance upon the exercise of the Warrants, (ii) 150,000 shares of Common Stock and 450,000 Warrants issuable upon the exercise of the Underwriter's Over-allotment Option, (iii) 400,000 shares of Common Stock reserved for issuance upon the exercise of the Underwriter's Warrants inclusive of the shares issuable upon the exercise of the Warrants underlying the Underwriter's Warrants and (iv) 300,000 shares of Common Stock reserved issuance under the Company's Senior Management Incentive Plan.

Private Placement

         The Company consummated a private placement offering of its securities in April 1997 (the "Private Placement"), whereby the Company sold 7 units, each comprised of a promissory note in the amount of $50,000 bearing interest at the rate of 10% per annum, and 20,000 common stock purchase warrants at a purchase price of $52,000 per unit. 140,000 Warrants are being registered by the Selling Securityholders in connection with this Offering (the "Private Placement Warrants"). The Company has been advised by the Underwriter that the Underwriter does not intend to make a market in the Private Placement Warrants. Notwithstanding the foregoing, the owners of the Private Placement Warrants can exercise their warrants and receive shares of the Company's Common Stock identical to the shares of Common Stock offered herein. The proceeds of the Private Placement were used by the Company as working capital to finance its operations.

           Management's Discussion and Analysis of Financial Condition
             and Results of Operations for the Period from inception
                        (June 8, 1995) to July 31, 1997.

Development stage activities.

     The Company has been a development stage enterprise since its inception June 8, 1995 to December 31, 1996 and for the seven months ended July 31, 1997. During this period, manage ment had devoted the majority of its efforts to obtaining new customers for its products, enhanc ing its inventory of images, pursuing and finding a management team to continue the process of completing its marketing goals, further its research and development of its techniques and pro cesses, market limited quantities of the Company's products, obtain sufficient working capital through loans, through the completion of the sale of a private placement of Units, and complete the documentation for the Company's registered offering. These activities were funded by the Company's management and investments from stockholders and borrowings from related third parties. The Company has not yet generated sufficient revenues during its limited operating history to fund its ongoing operating expenses, repay outstanding indebtedness or to fund its product development activities. For the period of inception June 8, 1995 to July 31, 1997, the Company completed the development of its first product line.

Results of operations.

Results of Operations For the period from the Company's inception June 8, 1995 through July 31, 1997.

     For the period from the Company's inception June 8, 1995 through December 31, 1995, the end of its fiscal years (a period of approximatelty six months), the Company generated net sales of approminately $175,823 (or an average of approximately $29,303 per month). Of these sales approximately 60% were to one large customer. For the year ended December 31, 1996, the Company's net sales were $121,914 (an average of $10,160 per month). Of these sales, 90% of which were to two customers. For the seven months ended July 31, 1997, the Company's net sales were $4,808 (an average of $686 per month). Management attributes these sales sreductions to having moved twice. Once from a location in North Bergen, New Jersey in December 1995 for purposes of obtaining a more suitable facility in Paterson, New Jersey and the second necesity to move in December, 1996 as a resiult of unsuitability to for the Company to house just purchased digital equipment.

     The Company's gross profit on sales was approximately 68% for the period from the Company's inception June 8, 1995 through December 31, 1995. For the year ended December 31, 1996, the gross profit remained essentially the same at 65.5% and was reduced to 40% for the seven months ended July 31, 1997. Management believes this gross profit of an average of 66.7% for period from inception June 8, 1995 to December 31, 1996 will be increased by 10% once the Company's planned purchases of digital equipment has been completed and in place for produc tion.

     The Comany's overhead costs aggregated approximately $803,306 for the period from inception June 8, 1995 to July 31, 1997. Of these initial start up costs, $180,000 is attributed to a consulting contract, $85,000 in accrued salaries, approximately $57,000 in rent, $45,000 in prodcution of samples used for promotion purposes, approximately $18,000 in telephone expenses, $9,950 in travel, $75,000 in supplies, legal and professional $55,000, filing fees $9,344, office expense including outside labor, printing, laboratory and computer supplies of approximately $96,082, research and development of approximatelty $90,500 and depreciation of $82,430. . The Company's Products

     Development of the Company's products has been an ongoing process of the President of the Company which has progressed from the research and development stage to becoming the mainstay of the Company's line of products. The recent acquisition and construction of operating assets positions the Company to have extensive production capability of producing up to $10,000,000 in orders. Further investments into digital processing and production as defined in the Company's operating plans will significantly reduce the costs of production, preparation and processing by enabling the Company to complete the production of most of its product line in-house without having to rely upon outside digital processing vendors and suppliers. Cost reductions of upwards of 30% are achievable.

     In addition, the Company has improved its purchasing procedures by expanding its supplier base. As a result, the cost of manufacturing products will drop offering the Company greater opportunities for better profit margins.

Liquidity and capital resources.

     The Company increased liquidity by $81,893 from a cash balance at the Company's inception of $1,000 through the process of borrowing money in the aggregate of $525,581 from officers and investors, acquiring a bank loan to purchase a vehicle of $3,050, and obtain credit from trade debt of $139,500.

     The Company expended an aggregate of 159,081 for equipment and furnishings, $19,210 in security deposits, and paid $5,000 in pre-offering expenses, $19,210 in security deposits and reduced Company notes payable by $15,000 through July 31, 1997. The Company is initiating an initial public offering of 1,000,000 Units at $7.30 per Unit. Management believes that the present cash balance will pay the initial cost of beginning the setup of the business and the initial cost of the Offering. The Company will defer the expenses of the Offering until the Offering is completed and the offering expenses will be deducted from proceeds received therefrom. The Offering proceeds will be sufficient to satisfy Management's objectives of purchasing equipment and supplies projected to be $1,805,000, repay outstanding loans aggregating $242,000, repayment of private placement notes aggregating $350,000, pay marketing and advertising costs of $520,000, and provide working capital of $2,787,706.

                                    BUSINESS

History

         Imaging Dynamics, Inc. (the "Company" or "IDI") was incorporated in the State of New Jersey on June 8, 1995 by Stephen S. Saltman. The Company is a developmental stage corporation that was formed in order to commercialize its proprietary industrial process (the "IDI Process"). The IDI Process combines digital imaging and bonding technology to replicate patterns in natural and man made materials and images for vertical and horizontal durable surfacing.

The IDI Process

         The IDI Process comprises software, hardware and proprietary techniques which allow analog and digitally based images to be converted into a high resolution digital format (2500 dpi). The image is then manipulated and enhanced using custom software designed to remove imperfections in the original image and increase the clarity when viewed through the polymer-silica material to which the image is ultimately bonded.

         Throughout the IDI Process, the image can be recolored and reformatted with respect to size, shape, geometry and detail. New artistic elements can be integrated which were not in the original image.

         The image is then printed on polyester sheets utilizing chemical formulas specially designed for optimizing and enhancing the optical characteristics of the image when viewed through the polymer-silica material. Depending on the ultimate application, the thickness of the polymer-silica material can vary from 1/8" to 5/8". The finished product can then be inserted into traditional stock framing systems for cabinets, furniture, wall systems, and panels, as well as a variety of other uses.

         Products manufactured using the IDI Process are characterized by extreme sharpness and accurate vibrant color. The dimensional appearance is enhanced due to a high level of definition at the edge of the image which is created by shading techniques and a controlled level of contrast. The images replicate natural patterns such as marbles, granites, woods or man made designs such as paintings, photographs, computer art and wall covering designs and patterns.

         The IDI Process allows for a high degree of customization and short production runs. The physical properties of the polymer-silica material utilized by the Company in the manufacture of its products is harder than many competing materials. The polymer-silica material is stain and chemical resistant, sanitary, crack resistant and shatter proof. The Company believes that products manufactured using the IDI Process are easier and cheaper to install than stone or Corian. The Company also believes that the IDI Process allows for the creation of more patterns and custom design features than Formica(TM).

Comparison of the Company's Products and Other Materials

         The Company believes that it's proprietary surface technology is a viable alternative to materials such as Formica(TM) (HPL's), glass, woods, stone products, Corian, metals, lacquer and resin coatings. The Company believes that its products will have commercial applications in the following areas: (1) commercial furniture manufacturing, (2) new home and home improvement relating to vanities and wall tiles, (3) commercial graphics and advertising, (4) display furniture and fixtures, (5) limited edition art work and, (6) customized home, institutional and office furnishings. There can be no assurance that the Company is correct in any of the foregoing beliefs.

Maintenance and Durability

         Given the properties of the materials comprising the Company's products, it is the Company's belief that in many commercial environments that rely upon surface material, the Company's products are superior since they do not stain. The Company's products are easy to clean with the use of cloth and any standard cleaning agent. The surface of the Company's product will not deteriorate as marble does from water. Since it is virtually graffiti proof, the Company believes that its products would make an ideal surface for public areas, schools, malls and bathrooms.

Weight and Structure

         Because of light weight characteristics of the Company's products as compared to stone, they can easily be transported, handled by fewer workers and installed with greater ease, all at a lower cost. The Company's products can be used as ceiling tile and wall tile or sheets, thereby reducing the installation time. The Company's products can be fabricated and worked on site. The Company's products can be routed and cut to fit odd areas with the same ease as wood.

         Because the products manufactured using the IDI Process are extremely difficult to crack like stone or do not shatter like glass, they can be more easily handled. The Company's products are not brittle like high pressure laminates that may chip. The Company's products do not dry out like high pressure laminates which are made of craft paper.

The Marketplace

         The Company believes that the major markets for its products are home decorating, office design, furniture construction for home, retail and office uses, commercial graphics and advertising, large format convention booth construction and retail display fixtures and buildouts. The Company also believes that there exists a market for the reproduction of fine art, both in its original size and form as well as in shapes and forms other than the original canvas. The Company believes that the use of the IDI Process in the reproduction of fine art will result in pieces that exhibit higher resolution, realism and conformance to the original than the traditional lithographic printing systems.

         Home and Office Furniture, Decoration and Furnishings

         The Company believes that the IDI Process has many applications for furniture and fixture use such as desks, tables, wall system dividers, vanities and cabinets.

         The Company believes that there are approximately 6,600 Furniture Designers and Custom Builders in the furniture industry. The Company further believes that there are over 3,300 kitchen cabinet and equipment manufactures and more than 2,200 kitchen and planning services to market in the United States. Moreover, Kitchen and Bath Design News ("KBDN") the industry magazine for the Kitchen and Bath industry reported U.S. Remodeling Expenditures for 1995 were $123.9 Billion. Cabinet demand in that year reached 72.2 million units. The Business and Industrial Furniture Manufacturers Association reported the value of U.S. office furniture shipments in 1995 was $9.43 Billion. There can be no assurance that the Company will be able to successfully penetrate any of these markets or that the Company's proposed products will be commercially successful. See "Risk Factor."

         Display Furniture and Fixtures

         The 1996 report The Size of the Exhibition Industry recently published by the Center for Exhibition Industry Research reported that in 1996 there were 4,000 exhibitions held within the United States and Canada, which exhibitions occupied over 448 million square feet. The average booth size was reported to be 300 square feet. While it is not possible to determine the exact amount of surface materials used in the construction of each booth, the Company believes that the amount of space is considerable and, while some companies will travel from exhibit to exhibit with the same display several times, changes in products and services will necessitate changes in display design. The Company believes that its proposed marketing program can adequately and efficiently introduce the Company's products to the exhibition industry. There can be no assurance that the Company is correct in this belief.

         The Company believes that the retail display industry is also a very large market. This market comprises counters, cabinets, wall displays, shelving and point of sale buildouts. Point of sale advertising for signage, graphics and image displays is also a specialized segment that will be focused separately from the other display market segments. The Company believes that its proposed marketing program can adequately and efficiently introduce the Company's products into the retail display market, as well as the signage, graphics and image display markets. There can be no assurance that the Company will be able to successfully penetrate any of these markets or that the Company's proposed products will be commercially successful. See "Risk Factor."

Limited Edition Fine Art Reproduction

         The Company believes that limited editions of many art works are not made available due to the high cost of reproducing the pieces and the cost of carrying the sizable inventory of the lithographs necessary to make the production run economic. The Company intends to solicit museums, galleries, private collectors and artists to reproduce their art works utilizing the IDI Process. The images would be stored digitally until an order was received and then the piece would be reproduced at that time. The Company believes that this method would eliminate the cost of carrying large inventories. In addition the Company believes that the quality of the image produced using the IDI Process is superior to reproductions made using alternative techniques. Current lithographic techniques limit the size of the reproduction to the size of the plate that was used to create the end product. The IDI Process is not bound by the same limitation. The Company believes that the IDI Process will introduce into the market larger formats than the original and new applications for the image to be reproduced. There can be no assurance that the Company is correct in its belief that such a market exists.

Image Library

         The Company believes that it will be required to pay licensing fees and royalties for photographic, copyrighted logos and symbols and fine art images that are proprietary. The Company also believes that over time the image library that will be generated in the course of fulfilling customers design requirements will become a valuable asset for license by third parties. The Company believes that the marketing of these images for various mediums will become a separate profit center.

Sales To Date

         The Company is currently utilizing it's proprietary surfacing technology to create products for the commercial and home markets. Due primarily to the Company's financial constraints, the Company's products have only been manufactured on a small scale for custom orders. However, as part of the Company's market research, management has met with a number of companies which have indicated that they could utilize its products, including commercial furniture manufacturers, designers, advertising and PR firms and art-related entities. There can be no assurance, however, that the Company's products will ever receive commercial acceptance. See "Risk Factors."

Suppliers

         The manufacture of the Company's products is contingent upon the ability of the Company to purchase raw materials, specifically polymer-silica material, from suppliers. Currently the Company has one vendor who supplies the Company with the polymer-silica material the Company utilizes in the manufacture of its products. The loss of this supplier would have a detrimental effect on the Company, however, the Company believes that there are other suppliers of polymer-silica material. The Company believes that it will continue to be able to purchase its polymer-silica material in the future at prices and on terms similar to its present capabilities. No assurances can be given that an uninterrupted and adequate supply of polymer-silica material will be available to the Company in the future, although, the Company believes that there are a sufficient number of suppliers so that in the event that any individual or group of suppliers can no longer service the Company's needs, the Company will be able to find other suppliers at competitive price and terms. If conflicts arise or there is a void of suppliers, this would have a detrimental effect on the Company's operations.

Existing Facilities

         The Company presently leases, from a nonaffiliated party, an industrial building of 9,700 square feet of industrial space, including 700 square feet of office space, 900 square feet for a gallery and conference room, 375 square feet for coating area and 475 square feet for a computer room at 53 Century Road, Paramus, New Jersey 07657 under a three year lease. Rent is approximately $5,500 per month.

         The balance of the space, 7250 square feet, is divided into office and gallery areas and a photographic laboratory, bonding area and prototype manufacturing area. The laboratory area contains two darkrooms, each with specialized equipment and related processing equipment. There are four processing machines capable of producing up to 50 inch wide prints of up to 98 feet long. However, the largest image on a single sheet of photographic paper which the laboratory can presently produce is 50 inches by 25 feet long. Combining strips of photographic paper can yield an image up to 10 feet by 25 feet.

         The bonding section contains two presses which generally handle laminates up to 4 feet by 8 feet but can be set up to handle laminates of 6 feet wide by 12 feet long.

         The prototype section contains saws, routers, routing tables and related equipment. In addition, this section has sophisticated equipment for color coating the laminate to create borders and special effects. This equipment is also used to apply a water and chemical proof coating to the underside of the laminate.

         A major feature of the laboratory is a camera designed to take pictures of flat objects, such as art. It has special devices for holding the image to be photographed, a long bellows, a large ground glass and holding devices for making transparencies up to 11 inches by 14 inches in size which are intended to create very high resolution digital files. A small photographic studio capable of photographing products has been established.

Marketing

         The Company intends to market its products in five major markets; (1) commercial furniture, (2) new home and home improvement products (kitchen cabinets, vanities, etc.), (3) advertising signage, graphics and images, (4) display fixtures and furniture, and (5) custom furnishings. The Company plans the marketing of its products through the use of dedicated product managers. Each product manage will be responsible for one market in which the Company's products are sold. The Company anticipates that the product managers will recruit in house sales representatives and independent manufacturers sales agents to introduce the Company's products to potential distributors, retail outlets, designers and architects to stimulate creative design applications and interface with the consumers.

         The Company plans to market its products in part through the use of CD-ROM systems. Images replicating marbles, woods, stones, and other materials, will be placed on CD-ROM, at a lower resolution, so as not to be copied, yet high enough to be viewed on a monitor clearly with integrity of color and detail. Decorators, Designers, Architects and Consumers will be able to view images of finished products on a monitor, in three dimensional imaging, where they will be able to manipulate the images to conform to their preferences until the finished product is completed, before placing an order. Through the use of the latest digital prints a color proof output could be offered to the client. The Company's hoped for capacity to customize at this level offers great flexibility and an opportunity to input customers' design specifications.

Employees

         As of September 30, 1997, the Company had two executive officers on a full-time basis and one on a part-time basis. Additionally, the Company employs four person on a full-time basis. None of the employees of the Company is represented by a union. The Company considers relations with its employees to be good.

Patents and Trademarks

         The Company does not intend to patent its proprietary trade secrets. In the event that such information becomes known to its competitors, the business of the Company would be materially and adversely effected. The Company does intend to trademark certain of its trade names. However, there can be no assurance that trademark protection will be available for such marks at the time the protection is sought. The failure to obtain such protection would materially and adversely effect the business of the Company. See "Risk Factors."

Consideration Regarding Product Liability Insurance

         The Company has never had any liability claim asserted against it. However the Company could be subject to product liability claims in the connection with the use of the custom products it sells. There can be no assurance that the company would have sufficient resources to satisfy any liability resulting from these claims. The Company does not carry product liability insurance. There can be no assurance that such coverage, if attainable, would be adequate in terms and scope to protect it against material adverse effects in the event of a successful product liability claim.

Legal Proceedings

         There are no material proceedings pending against the Company.

                                   MANAGEMENT

Directors and Executive Officers.

         The  directors  and  executive   officers  of  the  Company  and  their
respective ages, positions with the Company, along with certain biographical information are as set forth below.

         Name                                Age              Position

         Stephen S. Saltman                  50               President and Director

         Damian J. Greco                     49               Secretary, Treasurer and Director

         Earl Bassil Tyson                   42               Vice-President

         Donald B. Cohen                     45               Director

         Irene Scherer                       58               Director

     Stephen S. Saltman has been the president and a director of the Company since its inception. Mr. Saltman is an inventor, photochemist, and photographer with over thirty years of experience in his fields. From 1992 to 1995, Mr. Saltman was President of Visual Impact Products, Inc. a photographic processing laboratory and producers of photographic display materials. From 1992 to 1993 Mr. Saltman was employed by Duggal Color Projects, Inc. as Technical Director. In that capacity he directed a number of mural displays. From 1975 to July 1992, Mr. Saltman was president of Chromeprint, Inc., North Bergen, New Jersey. Chromeprint produced photographic displays for billboards, posters, murals, galleries, trade show exhibits and point of purchase displays.

     Damian J. Greco has been the Secretary, Treasurer and a director of the Company since February 1997. Mr. Greco was a Senior Advisor in the Global Technology Group of the United Nations Development Programme from May 1996 to August 1997. Mr. Greco is the secretary of MiraDent International, Inc., a dental products company. From 1991 to 1993, Mr. Greco was the chief financial officer and senior vice president of Corporate Development of Video Lottery Technologies, a company listed on the Nasdaq system. Mr. Greco received his M.B.A. from New York University.

     Earl Bassil Tyson has been the vice-president of the Company since May 1996. Mr. Tyson was also a director of the Company from its inception until February 1997. Mr. Tyson has over twenty years of experience in the photographic imaging industry. Since 1994, he has been Chief Executive Officer of Chrystal Images, a New York-based photographic image laboratory. From 1988 to 1994, he was the owner/manager of Image Masters, Inc., a New York-based film processing laboratory. From 1986 to 1988, Mr. Tyson was manager of Cosmic Sound, a recording studio. Mr. Tyson attended the College of the Virgin Islands from 1972 to 1974 and the Germain School of Photography from 1974 to 1976.

     Donald B. Cohen has been a director of the Company since September 1997. Mr. Cohen is an attorney in private practice in New York specializing in corporate matters, tax planning and real estate finance. Mr. Cohen has been in practice for over twenty years. Mr. Cohen received his law degree from Emory University in 1976 and a Master's of Law in Taxation from New York University in 1977. Mr. Cohen graduated magna cum laude from Ohio State University in 1973.

     Irene Scherer has been a director of the Company since September 1997. Ms. Scherer has been a sales and marketing consultant to Beta Screen since 1989. Ms. Scherer received a bachelor's degree from the University of Michigan in 1960 and an M.S. from Rutgers University in 1965 and a M.A. from Kean College in 1981.

     All of the Company's current directors will serve as directors until the next annual meeting of stockholders and until their respective successors have been duly elected and qualified, subject to their earlier removal or resignation. Outside Directors will receive a fee of $250 for attendance at meetings of the Board of Directors. The Company's officers are elected by, and serve at the pleasure of, the Board of Directors.

Limitation of Director's Liability

         The New Jersey Supreme Court has held that the directors' duty of care to a corporation and its stockholders requires the exercise of an informed business judgment. Having become informed of all material information reasonably available to them, directors must act with requisite care in the discharge of their duties. The New Jersey General Corporation Law permits a corporation, through its certificate of incorporation, to exonerate its directors from personal liability to the corporation or its stockholders for monetary damages for a breach of their fiduciary duty of care as a director, with certain exceptions. The exceptions include a breach of the director's duty of loyalty, acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law, improper declaration of dividends and transactions from which the director derived an improper personal benefit. As noted above, the Company's certificate of incorporation exonerates its directors, acting in such capacity, from monetary liability to the extent permitted by this statutory provision. This limitation of liability provision does not eliminate a stockholder's right to seek non-monetary, equitable remedies such as injunction or rescission in order to redress an action taken by directors. However, as a practical matter, equitable remedies may not be available in all situations, and their may be instances in which no effective remedy is available at all.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company, will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Directors and Officers Liability Insurance

         The Company currently does not have directors and officers liability insurance. It does not anticipate obtaining such coverage unless such coverage can be purchased at a reasonable cost to the Company in accordance with the provisions of its certificate of incorporation to the maximum extent permissible by law.


Shareholder Agreement

         A majority of the shareholders of the Company have approved a resolution authorizing an amendment to the Company's By-laws, which amendment shall reflect that actions requiring the consent of the Board of Directors must be unanimous. These shareholders have further agreed that upon the completion of an initial public offering of the Company's securities, this amendment to the Company's By-laws shall be reversed in order to permit decisions requiring the Board of Directors consent to be made by a majority of the directors. The resolution further provides that in the event that the Board of Directors is unable to unanimously approve any matter presented before it, the Directors will be required to submit the unresolved issue to the American Arbitration Association ("AAA") for a resolution. The decision rendered by the AAA shall be binding.

                             EXECUTIVE COMPENSATION

Summary of Cash and Certain Other Compensation

         The following provides certain information concerning all Plan and Non-Plan compensation awarded to, earned by the named executive officer (as designated in Item 402 (a)(2) of Regulation S-B), paid by the Company for the nine months ended September 30, 1997 and during the years ended December 31, 1996 and 1995. The Company did not incur any compensation expense during such periods.


                                                 Summary Compensation Table

                                                     Annual Compensation

      (a)                                    (b)                 (c)             (d)                 (e)

Name and Principal                                                                               Other Annual
   Position                                  Year             Salary($)         Bonus($)         Compensation($)

Stephen S. Saltman                           1997              $75,000 (2)      -                $9,000(1)
  President                                  1996              $0               -                $0
  and Chairman of the Board                  1995              $0               -                $0

Damian J. Greco                              1997              $66,667 (2)      -                $189,000(1)(3)
  Secretary and                              1996              $0               -                $0
  Treasurer                                  1995              $0               -                $0



(1)  Includes the cost of an automobile and expenses of upto $9,000 annually.

(2) This figure is for the salary that has accrued for the nine months ended September 30, 1997.

(3) On February 14, 1997, the Company entered into a Consulting Agreement with Marca Group, Inc., a company wholly owned by Mr. Greco. Under the terms of the Agreement, the Company shall pay Marca Group, Inc. a fee of $180,000 from the proceeds of this Offering.

Employment and Consulting Agreement

     In May 1997, the Company entered into employment agreements with two of its officers, Stephen S. Saltman and Damian J. Greco. Pursuant to the terms of their agreements Mr. Saltman and Mr. Greco shall receive annual compensation at a rate of $180,000 and $160,000, respectively, with 10% yearly escalations during the term of the agreements. The agreements are for a term of five years expiring May 2002. Pursuant to the terms of the agreements, each employee received stock options under the Company's Senior Management Incentive Plan to purchase 50,000 and 50,000 shares at $8.00 per share, respectively. These options vest a the rate of 33.3% per annum commencing May 1998. The agreements restrict Mr. Saltman and Mr. Greco from competing with the Company for a period of three year(s) after the termination of their employment.

     On February 14, 1997, the Company entered into a Consulting Agreement with Marca Group, Inc., a Company wholly owned by Damian Greco. Marca Group, Inc. provides financial and management consulting services to developing companies. Under the terms of the Agreement, the Company shall pay Marca Group, Inc. a fee of $180,000 from the proceeds of an Initial Public Offering, if such an Offering is completed.

Senior Management Incentive Plan

     In August 1997, the Board of Directors adopted the Senior Management Incentive Plan (the "Management Plan"), which was adopted by shareholder consent. The Management Plan provides for the issuance of up to 350,000 shares of the Company's Common Stock in connection with the issuance of stock options and other stock purchase rights to executive officers and other key employees.

     The adoption of the Management Plan was prompted by the Company's desire to provide the Board with sufficient flexibility regarding the forms of incentive compensation which the Company will have at its disposal in rewarding executive officers, key employees and consultants who render significant services to the Company. The Board of Directors intends to offer key personnel equity ownership in the Company through the grant of stock options and other rights pursuant to the Management Plan to enable the Company to attract and retain qualified personnel without unnecessarily depleting the Company's cash reserves. The Management Plan is designed to augment the Company's existing compensation programs and is intended to enable the Company to offer executives, key employees and consultants a personal interest in the Company's growth and success through awards of either shares of Common Stock or rights to acquire shares of Common Stock.

     The Management Plan is intended to attract and retain key executive management personnel whose performance is expected to have a substantial impact on the Company's long-term profit and growth potential by encouraging and assisting those persons to acquire equity in the Company. It is contemplated that only those executive management employees (generally the Chairman of the Board, Vice-Chairman, Chief Executive Officer, Chief Operating Officer, President, and Vice-Presidents of the Company) who perform services of special importance to the Company will be additional management employees and has not engaged in any solicitations or negotiations with respect to the hiring of any management employees. As of the date of this Prospectus, the Company's officers and directors are Stephen S. Saltman, Damian J. Greco and Earl Bassil Tyson. A total of 300,000 shares of Common Stock have been reserved for issuance under the Management Plan. Pursuant to the terms of their employment agreements, Mr.
Saltman and Mr. Greco received 25,000 restricted shares each under the Management Plan, which shares vest pursuant to a three year vesting schedule. It is anticipated that awards made under the Management Plan will be subject to three-year vesting periods, although the vesting periods are subject to the discretion of the Administrator.
See "Management - Officers and Directors."

     Unless otherwise indicated, the Management Plan is to be administered by the Board of Directors or a committee of the Board, if one is appointed for this purpose (the Board or such committee, as the case may be, shall be referred to in the following description as the "Administrator"). Subject to the specific provisions of the Management Plan, the Administrator will have the discretion to determine the recipients of the awards, the nature of the awards to be granted, the dates such awards will be granted, the terms and conditions of awards and the interpretation of the Management Plan, except that any award granted to any employee of the Company who is also a director of the Company shall also be subject, in the event the persons serving as members of the Administrator of such plan at the time such award is proposed to be granted do not satisfy the requirements regarding the participation of "disinterested persons" set forth in Rule 16b-3 ("Rule 16b-3") promulgated under the Exchange Act, to the approval of an auxiliary committee consisting of not less than two individuals who are considered "disinterested persons" as defined under Rule 16b-3. As of the date hereof, the Company has not yet determined who will serve on such auxiliary committee, if one is required. The Management Plan generally provides that, unless the Administrator determines otherwise, each option or right granted under a plan shall become exercisable in full upon certain "change of control" events as described in the Management Plan, or subject to any right or option granted under the Management Plan (through merger, consolidation, reorganization, recapitalization, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or otherwise), the Administrator will make appropriate adjustments to such plans and the classes, number of shares and price per share of stock subject to outstanding rights or options. Generally, the Management Plan may be amended by action of the Board of Directors, except that any amendment which would increase the total number of shares subject to such plan, extend the duration of such plan, materially increase the benefits accruing to participants under such plan, or would change the category of persons who can be eligible for awards under such plan must be approved by affirmative vote of a majority of shareholders entitled to vote. The Management Plan permits awards to be made thereunder until 200 .

     Directors who are not otherwise employed by the Company will not be eligible for participation in the Management Plan. The Management Plan provides for four types of awards: stocks options, incentive stock rights, stock appreciation rights (including limited stock appreciation rights) and restricted stock purchase agreements, as described below.

     Stock Options. Options granted under the Management Plan may be either incentive stock options ("ISOs") or options which do not qualify as ISOs ("non-ISOs"). ISOs may be granted at an option price of not less than 100% of the fair market value of the Common Stock on the date of grant, except that an ISO granted to any person who owns capital stock representing more than 10% of the total combined voting power of all classes of Common Stock of the Company ("10% shareholder") must be granted at an exercise price of at least 110% of the fair market value of the Common Stock on the date of the grant. The exercise price of the non-ISOs may not be less than 85% of the fair market value of the Common Stock on the date of grant. Unless the Administrator determines otherwise, no ISO or non-ISO may be exercisable earlier than one year from the date of grant. ISOs may not be granted to persons who are not employees of the Company. ISOs granted to persons other than 10% shareholders may be exercisable for a period of up to ten years form the date of grant; ISOs granted to 10% shareholders may be exercisable for a period of up to five years from he dated of grant. No individual may be granted ISOs that become exercisable in any calendar year for Common Stock having a fair market value at the time of grant in excess of $100,000.
Non-ISOs may be exercisable for a period of up to 13 years from the date of grant.

     Payment for shares of Common Stock purchases pursuant to exercise of stock options shall be paid in full in (i) cash, by certified check or, at the discretion of the Administrator, (ii) by shares of Common Stock having a fair market value equal to the total exercise price or (iii) by a combination of (i) and (ii) above. The provision that permits the payment to exercise the option by the payment of shares is called "pyramiding". In general, pyramiding enables a holder to start with as little as one share of common stock and, by using the shares of common stock acquired in successive, simultaneous exercises of the option, to exercise the entire option, regardless of the number of shares covered thereby, with no additional cash or investment other than the original share of common stock used to exercise the option.

     Upon termination of employment or consulting services, an optionee will be entitled to exercise the vested portion of an option for a period of up to three months after the date of termination, except that if the reason for termination was a discharge for cause, the option shall expire immediately, and if the reason for termination was for death or permanent disability of the optionee, the vested portion of the option shall remain exercisable for a period of twelve months thereafter.

     Incentive Stock Rights. Incentive stock rights consist of incentive stock units equivalent to one share of Common Stock in consideration for services performed for the Company. Each incentive stock unit shall entitle the holder thereof to receive, without payment of cash or property to the Company, one share of Common Stock in consideration for services performed for the Company or any subsidiary by the employee, subject to the lapse of the incentive periods, whereby the Company shall issue such number of shares upon the completion of each specified period. If the employment or consulting services of the holder with the Company terminate prior to the end of the incentive period relating to the units awarded, the rights shall thereupon be null and void, except that if termination is caused by death or permanent disability, the holder or his/her heirs, as the case may be, shall be entitled to receive a pro rata portion of the shares represented by the units, based upon that portion of the incentive period which shall have elapsed prior to the death or disability.

     Stock Appreciation Rights (SARs). SARs may be granted to recipients of options under the management Plan. SARs may be granted simultaneously with, or subsequent to, the grant of a related option and may be exercised to the extent that the related option is exercisable, except that no general SAR (as hereinafter defined) may be exercised within a period of six months of the date of grant of such SAR and no SAR granted with respect to an ISO may be exercised unless the fair market value of the Common Stock on the date of exercise exceeds the exercise price of the ISO. A holder may be granted general SARs ("granted SARs") or limited SARs ("limited SARs"), or both. General SARs permit the holder thereof to receive an amount (in cash, shares of Common Stock or a combination of both) equal to the number of SARs exercised multiplied by the excess of the fair market value of the Common Stock on the exercise date over the exercise price of the related option. Limited SARs are similar to general SARs, except that, unless the Administrator determines otherwise, they may be exercised only during a prescribed period following the occurrence of one or more of the following "Change of Control" transaction: (i) the approval of the Board of Directors of consolidation or merger in which the Company is not the surviving corporation, the sale of all of substantially all the assets of the Company, or the liquidation or dissolution of the Company; (ii) the commencement of a tender or exchange offer for the Company's Common Stock (or securities convertible into Common Stock) without the prior consent of the Board; (iii) the acquisition of beneficial ownership by any person or other entity (other than the Company or any employee benefit plan sponsored by the Company) of securities of the Company representing 25% or more of the voting power of the Company's outstanding securities; or (iv) if during any period of two years or less, individuals who at the beginning of such period constitute the entire Board cease to constitute a majority of the Board, unless the election, or the nomination for election, of each new director is approved by at least a majority of the directors then still in office.

     The exercise of any portion of either the related option or the tandem SARs will cause a corresponding reduction in the number of shares remaining subject to the option or the tandem SARs, thus maintaining a balance between outstanding options and SARs.

     Restricted Stock Purchase Agreements. Restricted stock purchase agreements provide for the sale by the Company of shares of Common Stock at prices to be determined by the Board, which shares shall be subject to restrictions on disposition for a stated period during which the purchaser must continue employment with the Company in order to retain the shares. Payment must be made in cash. If termination of employment occurs for any reason within six months after the date of purchase, or for any reason other than death or by retirement with the consent of the Company of the Company after the six-month period but prior to the time that the restrictions on disposition lapse, the Company shall have the option to reacquire the shares at the original purchase price.

     Restricted shares awarded under the Management Plan will be subject to a period of time designated by the Administrator (the "restricted period") during which the recipient must continue to render services to the Company before the restricted shares will become vested. The Administrator may also impose other restrictions, terms and conditions that must be fulfilled before the restricted shares may vest.

     Upon the grant of restricted shares, stock certificates registered in the name of the recipient will be issued and such shares will constitute issued and outstanding shares of Common Stock for all corporate purposes. The holder will have the right to vote the restricted shares and to receive all regular cash dividends (and such other distributions as the Administrator may designate), if any, which are paid or distributed on the restricted shares, and generally to exercise all other rights as a holder of Common Stock, except that, until the end of the restricted period; (i) the holder will not be entitled to take possession of the stock certificates representing the restricted shares and (ii) the holder will not be entitled to sell, transfer or otherwise dispose of the restricted shares. A breach of any restrictions, terms or conditions established by the Administrator with respect to any restricted shares will cause a forfeiture of such restricted shares.

     Upon expiration of the applicable restriction period and the satisfaction of any other applicable conditions, all or part of the restricted shares and any dividends or other distributions not distributed to the holder (the "retained distributions") thereon will become vested. Any restricted shares and any retained distributions thereon which do not so vest will be forfeited to the Company. If prior to the expiration of the restricted period a holder is terminated without cause or because of a total disability

(in each case as defined in the Management Plan), or dies, then, unless otherwise determined by the Administrator at the time of the grant, the restricted period applicable to each award of restricted shares will thereupon be deemed to have expired. Unless the Administrator determines otherwise, if a holder's employment terminates prior to the expiration of the applicable restricted period for any reason other than as set forth above, all restricted shares and any retained distributions thereon will be forfeited.

     Accelerating of the vesting of the restricted shares shall occur, under the provisions of the Management Plan, on the first day following the occurrence of any of the following: (a) the approval by the shareholders of the Company of an "Approved Transaction"; (b) a "Control Purchase"; or (c) a "Board Change."

     An "Approved Transaction" is defined as (A) any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which shares of Common Stock would be converted into cash, securities or other property other than a merger of the Company in which the holders of the Common Stock immediately prior to the merger have the same proportionate ownership of common stock of the surviving corporation immediately after the merger, or (B) any sale, lease, exchange, or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company, or (C) the adoption of any plan or proposal for the liquidation of dissolution of the Company.

     A "Control Purchase" is defined as circumstances in which any person (as such term is defined in Sections 13(d)(3) and 14(d)(2) of the Exchange Act), corporation or other entity (other than the Company or any employee benefit plan sponsored by the Company) (A) shall purchase any Common Stock of the Company (or securities convertible into the Company's Common Stock) for cash, securities or any other consideration pursuant to at tender offer or exchange offer, without the prior consent of the Board of Directors, or (B) shall become the "beneficial owner" (as such term is defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing twenty-five percent (25%) or more of the combined voting power of the then outstanding securities of the Company ordinarily (and apart from rights accruing under special circumstances) having the right to vote in the election of directors (calculated as provided in paragraph (d) of such Rule 13d-3 in the case of rights to acquire the Company's securities).

     A "Board Change" is defined as circumstances in which, during any period of two consecutive years or less, individuals who at the beginning of such period constitute the entire Board shall Cease for any reason to constitute a majority thereof unless the election, or the nomination for election by the company's shareholders, of each new director was approved by a vote of at least a majority of the directors then still in office.

                             PRINCIPAL STOCKHOLDERS

The following table sets forth information as to the number of Shares beneficially owned as of October , 1997 by (i) each person who is deemed to be a beneficial owner of more than 5% of the outstanding Shares; (ii) each director;
(iii) each executive officer; and (iv) all directors and executive officers as a group. A person is deemed to be a beneficial owner of any securities of which that person has the right to acquire beneficial ownership of such securities within sixty days. All Shares are owned both of record and beneficially.


                    Shares of Common Stock Beneficially Owned

                                    Number Before    Percent Before    Percent After
Name of Beneficial Owner            Offering         Offering          Offering

Stephen S. Saltman (1)              758,400          37.9%             25.3%

Earl Bassil Tyson                   0                *                 *

Damian J. Greco (2) (3)             0                *                 *

Clayton Street Advisors, L.P. (3)   600,000          30.0%             20.0%

Alexander Cavalli                   600,000          30.0%             20.0%

Donald B. Cohen                     0                *                 *

Irene Scherer                       0                *                 *

All officers and
Directors as a group (3 persons)    1,358,400        67.9%             45.3%

*        Less than 5%

     (1) Does not include 25,000 shares of Common Stock issuable upon the exercise of options granted to Mr. Saltman in May 1997. See "Executive Compensation -- Employment Agreements."

     (2) Does not  include  25,000  shares of  Common  Stock  issuable  upon the
exercise  of  options   granted  to  Mr.  Greco  in  May  1997.  See  "Executive
Compensation -- Employment Agreements."

     (3) Although Mr. Greco does not own any shares of Common Stock individually, and should be deemed the beneficial owner of the shares owned by Clayton Street Advisors, L.P., a company of which the members of Mr. Greco's family are the only shareholders. See "Certain Transactions".

Selling Securityholders

         The following table sets forth certain information at October , 1997. Each of the Selling Securityholders has agreed to "lock-up" and not sell his warrants for a period of two years without the prior written consent of the Underwriter.


                                    Warrants
                                    Beneficially
Name of                             Owned Prior
Securityholder (1)                  to Offering

Arthur Midli                         100,000
Jimmy Rogers                          40,000


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         The Company was organized on June 8, 1995 under the laws of the State of New Jersey. In June 1995, the Company issued 958,400 Shares of Common Stock and 1,500,000 shares of preferred stock (the "Preferred Stock") to Stephen S. Saltman, the Company's president, in consideration of $20,000 in accounts receivable and the contribution of furniture and photographic equipment and images in the amount of $180,000.

         In June 1995, the Company issued 21,600 Shares of Common Stock to Roger Fidler, Esq., an unaffiliated individual as an inducement for granting a loan of $15,000 to the Company and further issued Mr. Fidler an additional 20,000 Shares of Common Stock for payment of $1,000 of legal services.

         In March 1996, the Company attempted to complete an offering which was intended to be effected under an exemption from registration provided by Rule 504 of Regulation D. The Company originally contemplated that it would sell shares of preferred stock pursuant to Rule 504. However, the offering was never completed. However, the Company did receive an aggregate of approximately $211,000 from one investor. As of December 31, 1996, the Company and this individual have agreed to rescind the sale and characterize this transaction as a "loan". The Company intends to repay this loan of $211,000, plus accrued interest at 10%, from the proceeds of this Offering. See "Use of Proceeds".

         In August 1996, the Company filed a registration statement on Form SB-2 with the Securities and Exchange Commission pursuant to which it attempted to register 1,000,000 Units comprised of 1.5 shares of common stock and 2 redeemable common stock purchase warrants under the Securities Act of 1933. The Company abandoned the Offering in November 1996.

         In October 1996, Arthur Seligman resigned as both an officer and director of the Company.

         In  December  1996,   Stephen  Saltman  remitted  1,500,000  shares  of
Preferred Stock and 200,000 shares of Common Stock to the Company for cancellation.

         In February 1997, the Company issued 5,000 shares of Common Stock to Lampert & Lampert for payment of $500 of legal services.

         In February 1997, the Company sold 600,000 shares of Common Stock to Damian J. Greco, an officer and director of the Company, for aggregate consideration of $5,000. Mr. Greco assigned these shares of Common Stock to Clayton Street Advisors, L.P., a company of which the members of Mr. Greco's family are the only shareholders.

         In February 1997, Mr. Greco loaned the Company $10,000. Pursuant to the terms of the transaction the loan shall be repaid from the proceeds of a public offering of the Company's securities.

         In February 1997, the Company sold Alexander Cavalli 600,000 shares of the Company's common stock for $15,000. The transaction was effected concurrently with the transactions entered into by Mr. Greco referenced above. As a result, the payment for Mr. Cavalli's stock was effected by Mr. Cavalli advancing funds to Marca Group, Inc., a company owned by the members of Mr. Greco's family. Marca Group, Inc. remitted an aggregate of $30,000 to the Company.

         On May 14, 1997, Edward D'Angelo resigned as both an officer and director of the Company.

         In April 1997, the Company consummated a private placement offering, whereby the Company sold 7 units, each unit comprised of a promissory note in the amount of $50,000 bearing interest at 10% per annum and 20,000 common stock purchase warrants at a purchase price of $52,000 per unit. The private placement closed in September 1997.

     For a description of the Company's employment agreements, see "Executive Compensation - Employment
Agreements."


                            DESCRIPTION OF SECURITIES

         The Company's authorized capitalization consists of 20,000,000 shares of Common Stock, no par value per share, and 5,000,000 shares of Preferred Stock, no par value per share, which may be issued in one or more series at the discretion of the Board of Directors. The following summary description of the Common Stock and Preferred Stock are qualified in their entirety by reference to the Company's Articles of Incorporation.

Common Stock

         Each share of Common Stock entitles its holder to one non-cumulative vote per share and, subject to the preferential rights of the preferred stockholders, the holders of more than fifty percent (50%) of the shares voting for the election of directors can elect all the directors if they choose to do so, and in such event the holders of the remaining shares will not be able to elect a single director. Holders of shares of Common Stock are entitled to receive such dividends as the Board of Directors may, from time to time, declare out of Company funds legally available for the payment of dividends. Upon any liquidation, dissolution or winding up of the Company, holders of shares of Common Stock are entitled to receive pro rata all of the assets of the Company available for distribution to stockholders after the satisfaction of the liquidation preference of the preferred stockholders.

         Stockholders do not have any pre-emptive rights to subscribe for or purchase any stock, warrants or other securities of the Company. The Common Stock is not convertible or redeemable. Neither the Company's Certificate of Incorporation nor its By-Laws provide for pre-emptive rights.

Preferred Stock

         The preferred stock may be issued in one or more series, to be determined and to bear such title or designation as may be fixed by resolution of the Board of Directors prior to the issuance of any shares thereof. Each series of the preferred stock will have such voting powers (including, if determined by the Board of Directors, no voting rights), preferences, and other rights as determined by the Board of Directors, with such qualifications, limitations or restrictions as may be stated in the resolutions of the Board of Directors adopted prior to the issuance of any shares of such series of preferred stock.

         Purchasers of the Securities offered hereby should be aware that the holders of any series of preferred stock, which may be issued in the future could have voting rights, rights to receive dividends or rights to distribution in liquidation, superior to those of holders of the Common Stock, thereby diluting or negating the voting rights, dividend rights or liquidation rights of the holders of the Common Stock.

         Because the terms of each series of preferred stock may be fixed by the Company's Board of Directors without stockholder action, the preferred stock could be issued with terms calculated to defeat a proposed takeover of the Company, or to make the removal of the Company's management more difficult. Under certain circumstances, this could have the effect of decreasing the market price of the Common Stock. Management of the Company is not aware of any such threatened transaction to obtain control of the Company.

Warrants

         Each warrant gives the holder the right to purchase one share of the Company's Common Stock, subject to adjustment in certain events at an initial price of $9.00 per share. The Warrants will be exercisable one year from the date of this Prospectus for a period of four years, until ________, 2002. The Warrants are redeemable by the Company at any time commencing one year from the date of this Prospectus upon 30 days notice at a redemption price of $.05 per Warrant, provided that the closing bid quotation of the Common Stock for at least 20 trading consecutive days ending not more than 15 days prior to the date on which the Company gives notice has been at least 150% of the then effective exercise price of the Warrants. The Company may elect to redeem the Warrants at such time as the Company requires additional capital. Redemption of the Warrants could force the holders to exercise the Warrants and pay the exercise price at a time when it may be disadvantageous for the holders to do so, to sell the Warrants at the then current market price when they might otherwise wish to hold the Warrants, or to accept the redemption price, which is likely to be substantially less than the market value of the Warrants at the time of redemption. The Company will not redeem the Warrants at any time in which its registration statement is not current, so that investors will be able to exercise their Warrants during the 30 day notice period in the event of a warrant redemption by the Company.

         The exercise price and the number of shares of Common Stock purchasable upon the exercise of each Warrant are subject to adjustment in certain events, including the issuance of a stock dividend to holders of Common Stock, or a combination, subdivision or reclassification of Common Stock. No fractional shares will be issued upon exercise of Warrants, but the Company will pay the cash value of the fractional shares otherwise issuable.

         Notwithstanding the foregoing, in case of any consolidation, merger, sale or conveyance of the property of the Company as an entirety or substantially as an entirety, the holder of each outstanding Warrant shall continue to have the right to exercise the Warrant for the kind and amount of shares and other securities and property (including cash) receivable by a holder of the number of shares of Common Stock for which such Warrants were exercisable immediately prior thereto.

         Holders of Warrants are not entitled, by virtue of being such holders, to receive dividends or to consent or to receive notice as stockholders in respect of any meeting of stockholders for the election of directors of the Company or any other mater, or to vote at any such meeting, or to exercise any rights whatsoever as stockholders of the Company.

         Although the Company intends to seek to qualify for sale the shares of Common Stock underlying the Warrants in those states in which the Securities are to be offered. No assurance can be given that such qualification will occur. The Warrants may be deprived of any value and the market for the Warrants may be limited if a current prospectus covering the Common Stock issuable upon exercise of the Warrants is not kept effective or if such Common Stock is not qualified or exempt from qualification in the jurisdictions in which the holders of the Warrants then reside.

         The Warrants may not exercised unless the Company has a current Prospectus. Prior to the exercise of any Warrants, the Company must file a post-effective amendment to this Registration Statement of which this Prospectus forms a part, and such post-effective amendment must be declared effective by the Commission. The Company will notify all Warrantholders and its transfer agent that the Warrants may not be exercised in the event that a post-effective amendment has not been declared effective on or before the one-year anniversary of this Prospectus, as to prevent the Warrants from being exercised in the absence of a current, effective Registration Statement.

         In the event the Company reduces the exercise price or extends the exercise period of the Warrants, the Company will undertake the notification filing provisions herein referred to with respect to notification of Warrantholders and the filing of a post-effective amendment. No such changes are currently contemplated by the Company.

Private Placement Warrants

         The Company consummated a private placement offering of its securities in April 1997 (the "Private Placement"), whereby the Company sold 7 units, each comprised of a promissory note in the amount of $50,000 bearing interest at the rate of 10% per annum, and 20,000 common stock purchase warrants at a purchase price of $52,000 per unit. The warrants entitle the holder to purchase one share of Common Stock at an exercise price of $6.00 per share at any time prior to April 17, 2000. The Company has been advised by the Underwriter that the Underwriter does not intend to make a market in the Private Placement Warrants. Notwithstanding the foregoing, the owners of the Private Placement Warrants can exercise their warrants and receive shares of the Company's Common Stock identical to the shares of Common Stock offered herein.The proceeds of the Private Placement were used by the Company as working capital to finance its operations.

Notes

         The Company has agreed to repay an aggregate of $252,000 of promissory notes on the earlier of (i) the consummation of a public financing through the sale of equity securities; (ii) 24 months from the date hereof; or (iii) the "calling" of the Notes as authorized by the Board of Directors, and bear interest at the rate of 10% per annum, payable at maturity. The Notes may be prepaid at any time without premium or penalty. In case an event of default (as defined in the Note) shall occur and be continuing, a Note shall be due and payable immediately (subject, in certain circumstances, to the payor's right to cure).  The  Company  intends  to repay  the  Notes  from the  proceeds  of this
Offering. See "Use of Proceeds" and "Certain Relationships and Related Transactions."

Transfer Agent and Warrant Agent.

         The Company's Transfer Agent and Warrant Agent is Continental Stock Transfer and Trust Company, which Agent is responsible for all record keeping and administrative functions in connection with the Common Stock and Warrants.

                             REPORTS TO STOCKHOLDERS

         The Company has adopted December 31 as its fiscal year end. The Company will distribute annual reports to its stockholders, including financial statements examined and reported on by an independent certified public accountant, and will provide such other reports as management may deem necessary or appropriate to keep stockholders informed of the Company's operations.

                         SHARES ELIGIBLE FOR FUTURE SALE

         Of the 2,005,000 shares of the Company's Common Stock outstanding, 1,400,000 shares were issued in June 1995 and 605,000 were issued in February 1997. All of such shares are "restricted securities" which, in the future, may be sold upon compliance with Rule 144 adopted under the Securities Act, or any other exemption from the registration requirements of the Securities Act.

         Rule 144 provides, in essence, that a person holding "restricted securities" for a period of one year may sell every three months in brokerage transactions an amount equal to the greater of: (a) one percent of the Company's outstanding shares of Common Stock; (b) the average weekly reported volume of trading for the securities on all national exchanges and/or through the automated quotation system of a registered securities association during the four calendar week period preceding each transaction; or (c) the average weekly trading volume in the securities reported through the consolidated transaction reporting system during the four calendar week period. Rule 144 also requires that current information about the securities must be available to stockholders and brokers.

         Therefore, after taking into account the shares to be sold in this Offering (and without giving effect to any shares of Common Stock which may be issued upon exercise of the Warrants) in each three-month period commencing March 1997, at least 30,050 (31,550 shares if the Underwriter's Over-allotment option in exercised in full) shares may be publicly sold under Rule 144 by each holder of "restricted securities" who has held such shares for at least one year.

         Persons who are not "affiliates" of the Company, as that term is defined under the Securities Act, who have been non-affiliates for the 90 days immediately preceding the sale, and who have owned their shares for a period of at least three years, may sell such shares without limitation. Giving effect to the sale of 1,000,000 Units by the Company, the Company will have issued and outstanding 3,005,000 shares (3,155,000 if the Over-allotment Option is exercised in full) of its Common Stock, of which 2,005,000 shares will be "restricted securities." Investors should be aware that the possibility of such sales under Rule 144 will in all probability have a depressive effect on the price of the Company's Common Stock in any market which may develop.

         All officers, directors and owners of 5% or more of the Company's Common Stock, except the Selling Stockholders, have agreed to "lock-up" and not sell, publicly, privately or otherwise dispose of any shares of Common Stock for a period of two years from the date of this Prospectus, whereby these stockholders cannot sell, publicly, privately or otherwise dispose of any of their shares without the prior written consent of Global Equities Group, Inc.


                                  UNDERWRITING

     The Company has entered into an Underwriting Agreement (the "Agreement") with Global Equities Group, Inc. (the "Underwriter"). The Underwriter is a registered broker-dealer which was organized on or about 199 and is engaged primarily in the retail brokerage business. The Underwriter is a relatively small firm which has engaged in and completed firm commitment public offerings. There can be no assurance that the Underwriter will be able to make a meaningful market in the Company's Securities or that other broker/dealers will make a meaningful market in the Company's Securities. The Agreement has been filed as an exhibit to the Registration Statement filed with the Securities and Exchange Commission of which this Prospectus forms a part.

Summary of Underwriting Agreement.

         The Underwriter has agreed, subject to the terms and conditions contained in the Underwriting Agreement, to purchase 1,000,000 Units. The Underwriter is committed to purchase and pay for all of the shares of Common Stock and Warrants (the "Securities") offered hereby if any Securities are purchased. The shares of Common Stock and Warrants are being offered by the Underwriter, subject to prior sale, when, as and if delivered to and accepted by the Underwriter and subject to approval of certain legal matters by counsel and to certain other conditions.

         The Underwriter has advised the Company that it proposes to offer the Securities to the public at the public offering price set forth on the cover page of this Prospectus. The Underwriter may allow to certain dealers who are members of the National Association of Securities Dealers, Inc. ("NASD") concessions, not in excess of $___ and $.___ per share and Warrant respectively. The Underwriter will not confirm sales of any of the securities offered herein to any account over which it exercises discretionary authority.

         Prior to this Offering, there has been no public market for the Common Stock or the Warrants. Accordingly, the offering or exercise price of the Securities being offered hereby were determined, in large part, by negotiations between the Company and the Underwriter on an arbitrary basis and bear no direct relationship to the assets, earnings or any other recognized criteria of value. Factors considered in determining such prices, in addition to prevailing market conditions, included the history of and the business prospects for the Company and an assessment of the net worth and financial condition of the Company, as well as such other factors as were deemed relevant, including an evaluation of management and the general economic climate. The prices should in no event, however, be regarded as an indication of any future market price of the Common Stock or the Warrants.

         Neither the Company nor any of its officers, directors, affiliates and associates will recommend, encourage or advise investors to open brokerage accounts with any broker-dealer that is obtained to make a market in the Company's Securities. Furthermore, no promoter or anyone acting at the direction of the Company's officers, directors, affiliates, associates or promoters will engage in such activities.

         The Company has granted to the Underwriter an option, exercisable for thirty (30) days from the date of this Prospectus, to purchase up to an additional 150,000 Units at the public offering price set forth on the cover page of this Prospectus, less the underwriting discounts and commissions. The Underwriter may exercise this option in whole or, from time to time, in part, solely for the purpose of covering over-allotments, if any, made in connection with the sale of the Securities offered hereby.

         The Company has agreed to pay to the Underwriter 3% of gross proceeds of the Securities sold by the Company, or a total of $219,000 ($251,850 if the Underwriter's Over-allotment Option is exercised in full) for the Underwriter's expenses on a non-accountable basis, of which nothing has been paid to date. The Underwriter's expenses in excess of the non-accountable expense allowance, if any, will be borne by the Underwriter. To the extent that the expenses of the Underwriter are less than the non-accountable expense allowance, such excess may be deemed to be additional compensation to the Underwriter. The Company is required to pay the cost of qualifying and registering the Securities being sold under federal and certain state securities laws, together with any other legal and accounting fees, printing and other costs in connection with the Offering.

         Additionally, pursuant to the terms of the underwriting agreement between the Underwriter and the Company, the Underwriter has been engaged as its warrant solicitation agent, and pursuant thereto may participate in the solicitation of the exercise of the Warrants. Upon the exercise of the Warrants, the Company will pay the Underwriter a commission of 5% of the aggregate exercise price of the Warrants exercised. In accordance with the NASD Notice to Members 92-28, no fee shall be paid: (i) upon the exercise where the market price of the underlying Common Stock is lower than the exercise price; (ii) upon the exercise of any Warrants not solicited by Underwriter; (iii) for the exercise of Warrants held in any discretionary account; or (iv) upon the exercise of Warrants where disclosure of compensation arrangements has not been made and documents have not been provided to customers both as part of the original Offering and at the time of exercise. Further, the exercise of any Warrant shall be presumed unsolicited unless the Warrantholder states in writing that the transaction was solicited by the Underwriter.

         In connection with the solicitation of Warrant exercises, unless granted an exemption by the Commission from Rule 10b-6, the Underwriter and any other soliciting broker-dealer will be prohibited from engaging in any market-making activities with respect to the Company's securities for the period commencing either two or nine business days (depending on the market price of the Company's shares of Common Stock) prior to any solicitation activity of the exercise of Warrants until the later of (i) the termination of such solicitation activity or (ii) the termination (by waiver or otherwise) of any right which the Underwriter or any other soliciting broker-dealer may have to receive a fee for the exercise of Warrants following such solicitation. As a result, the Underwriter or other soliciting broker-dealer may be unable to provide a market for the Company's securities, should it desire to do so, during certain periods which the Warrants are exercisable.

         In connection with this Offering, the Company has agreed to sell to the Underwriter, for $100, five (5) year warrants (the "Underwriter's Warrants") to purchase from the Company an aggregate of 100,000 Units. The Underwriter's Warrants are exercisable at a price equal to 120% of the public offering price of the Units for a four year period commencing one year from the date of this Prospectus. The Underwriter's Warrants may not be sold, transferred, assigned or hypothecated except to the officers of the Underwriter. The Underwriter's Warrants will contain anti-dilution provisions providing for appropriate adjustment under certain circumstances. The holders of the Underwriter's Warrants have no voting, dividend or other rights as shareholders of the Company with respect to shares underlying the Underwriter's Warrants until the Underwriter's Warrants have been exercised. In the event the Underwriter exercises its registration rights to effect the distribution of the Common Stock and/or Warrants underlying the Underwriter's Warrants, the Underwriter and any holder of such Warrants who is a market maker in the Company's Securities, prior to such distribution, will be unable to make a market in the Company's Securities for up to a period of nine days prior to the commencement of such distribution and until such distribution is completed. If the Underwriter ceases making a market, the market and market prices for the securities may be adversely affected, and the holders thereof may be unable to sell such Securities.

     The Company has agreed, for a period of five years following the date of this Prospectus, to give advance notice to the holders of the Underwriter's Warrants or underlying shares of its intention to file a registration statement, and in such case the holders of the Underwriter's Warrants and underlying shares shall have the right to require the Company to include the Underwriter's Warrants and underlying shares in such registration statement at the Company's expense. In addition, at any time during the four year period following the first anniversary of the date of this Prospectus, holders of 50% of the Underwriter's Warrants or the underlying shares will have the right to require the Company to prepare and file, at the Company's expense, one registration statement so as to permit the public offering of the Underwriter's Warrants and the shares underlying such Warrants.

         The Company has further agreed that no officer, director or shareholder of the Company's Securities will offer, sell or otherwise dispose of, directly or indirectly, any shares of Common Stock for a period of 24 months without the prior written consent of the Underwriter, except with respect to the Securities being sold by the Selling Securityholders.

         Although the Company has additionally agreed to elect a designee of the Underwriter to its Board of Directors for a period of five years, the Underwriter has advised the Company that it has no intention to select such individual in the immediate future. In the event that such an individual is designated, such individual shall receive reimbursement of expenses for attending the meetings of the Board of Directors.

         The Company has agreed to indemnify the Underwriter against liabilities incurred by the Underwriter by reason of misstatements or omissions to state material facts in connection with the statements made in this Prospectus and the Registration Statement of which it forms a part. The Underwriter, in turn, has agreed to indemnify the Company against liabilities incurred by the Company by reason of misstatements or omissions to state material facts in connection with statements made in the Registration Statement and Prospectus based on information furnished by the Underwriter.

         The foregoing does not purport to be a complete statement of the terms and conditions of the Agreement, copies of which are filed at the offices of the Company and Underwriter and may be examined there during regular business hours.

                        SELLING SECURITYHOLDERS' OFFERING

         Concurrently with this Offering, 140,000 shares of Common Stock, including 140,000 shares of Common Stock issuable upon the exercise of 140,000 warrants have been registered under the Securities Act for resale on behalf of the Selling Securityholders.

         The Company will not receive any proceeds from the sales of the Selling Securityholders's Shares by the Selling Securityholders. Sales of the Selling Securityholders' Shares or even the potential of such sales, would likely have an adverse effect on the market price of the Company's securities.

                                 LEGAL OPINIONS

         The validity of the Securities offered hereby and certain other legal matters will be passed on for the Company by its counsel, Lampert & Lampert, New York, New York. Certain legal matters will be passed upon for the Underwriter by its counsel, Mound Cotton & Wollan, New York, New York. Lampert & Lampert received 5,000 shares of Common Stock as payment for fees and expenses incurred prior to this Offering.

                                     EXPERTS

         The financial statements of the Company as of July 31, 1997 and for each of the years ended December 31, 1996 and 1995 included in the Prospectus have been audited by Thomas P. Monahan, C.P.A., independent auditors and are included in reliance upon their report appearing elsewhere herein given upon the authority of said firm as experts in accounting and auditing.

NO  DEALER,  SALESMAN  OR ANY  OTHER                   IMAGING DYNAMICS, INC.
PERSON  HAS  BEEN  AUTHORIZED  TO GIVE ANY
INFORMATION OR TO MAKE ANY  REPRESENTATIONS                 1,000,000 Units
OTHER THAN THOSE  CONTAINED IN THIS PROSPECTUS        Consisting of One Share of
IN CONNECTION  WITH THE OFFERING  CONTAINED            Common Stock and Three
HEREIN,  AND IF GIVEN OR MADE,  SUCH  INFORMATION          Class A Warrants
OR  REPRESENTATIONS  MUST  NOT BE  RELIED  UPON.
THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO
SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF
THE  SECURITIES  OFFERED HEREBY IN ANY STATE TO
ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH AN
OFFER.  THE DELIVERY OF THIS  PROSPECTUS AT ANY TIME
DOES NOT IMPLY THAT THE INFORMATION  STATED IS CORRECT
AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

          --------------------

          TABLE OF CONTENTS

ADDITIONAL INFORMATION

PROSPECTUS SUMMARY

RISK FACTORS

DIVIDEND POLICY

DILUTION

USE OF PROCEEDS

CAPITALIZATION

BUSINESS

MANAGEMENT

PRINCIPAL STOCKHOLDERS                                 ------------------
                                                           PROSPECTUS
DESCRIPTION OF                                         ------------------
SECURITIES

SHARES ELIGIBLE FOR
FUTURE SALE

CERTAIN RELATIONSHIPS
AND RELATED TRANSACTIONS

UNDERWRITING

LEGAL OPINIONS

EXPERTS

INDEX TO FINANCIAL STATEMENTS                     GLOBAL EQUITIES GROUP, INC.

UNTIL , 1997 (25 DAYS AFTER THE DATE
OF THIS PROSPECTUS) ALL DEALERS EFFECTING
TRANSACTIONS IN THE REGISTERED SECURITIES,
WHETHER OR NOT PARTICIPATING IN THIS
DISTRIBUTION, MAY BE REQUIRED TO DELIVER A             October  , 1997
PROSPECTUS. THIS IS IN ADDITION TO THE
OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS
WHEN ACTING AS UNDERWRITER AND WITH RESPECT
TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24.  Indemnification of Directors and Officers.

         The New Jersey Supreme Court has held that the directors' duty of care to a corporation and its stockholders requires the exercise of an informed business judgment. Having become informed of all material information reasonably available to them, directors must act with requisite care in the discharge of their duties. The New Jersey General Corporation Law permits a corporation, through its certificate of incorporation, to exonerate its directors from personal liability to the corporation or its stockholders for monetary damages for a breach of their fiduciary duty of care as a director, with certain exceptions. The exceptions include a breach of the director's duty of loyalty, acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law, improper declaration of dividends and transactions from which the director derived an improper personal benefit. As noted above, the Company's certificate of incorporation exonerates its directors, acting in such capacity, from monetary liability to the extent permitted by this statutory provision. This limitation of liability provision does not eliminate a stockholder's right to seek non-monetary, equitable remedies such as injunction or rescission in order to redress an action taken by directors. However, as a practical matter, equitable remedies may not be available in all situations, and their may be instances in which no effective remedy is available at all.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act"), may be permitted to directors, officers and controlling persons of the Company pursuant to any charter, provision, by-law, contract, arrangement, statute or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer, or controlling person of the Company in the successful defense of any such action, suit or proceeding) is asserted by such director, officer or controlling person of the Company in connection with the Securities being registered pursuant to this Registration Statement, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication by such court of such issue.

Item 25.  Other Expenses of Issuance and Distribution.


         SEC Registration Fee ............................         $5,713.00(1)(2)
         NASD Filing Fee .................................          4,867.10
         Nasdaq Filing Fee ...............................          10,000
         Printing and Engraving ..........................          40,000(1)
         Legal Fees ......................................          125,000(1)
         Accounting ......................................          15,000(1)
         Transfer Agent and Warrant Agent Fees ...........          3,000(1)
         Blue Sky Fee Expenses ...........................          25,000(1)
         Underwriter's non-accountable
           expense allowance .............................          219,000(1)
         Miscellaneous ...................................          10,000(1)

         Total ...........................................          $457,580.10



(1) Estimated.

(2) The Company previously paid $9,344.77 in connection with the Company's original filing on August 6, 1996.

Item 26.  Recent Sales of Unregistered Securities.

         The following issuance of shares of Common Stock were exempt from registration under the Securities Act, in reliance upon the exemption afforded by Section 4(2) of the Securities Act for transactions not involving a public offering. All certificates evidencing such sales bear an appropriate restrictive legend.

         In June 1995, the Company issued 21,600 shares of Common Stock to an unaffiliated individual, Roger Fidler, Esq. as an inducement for granting a loan of $15,000 to the Company and 20,000 shares of Common Stock for payment of $1,000 of legal services.

         In February 1997, the Company issued 5,000 shares of its Common Stock to Lampert & Lampert, counsel to the Company for fees and expenses.

         In February 1997, the Company sold Alexander Cavalli 600,000 shares of the Company's common stock for $15,000. The transaction was effected concurrently with the transactions entered into by Mr. Greco referenced above. As a result, the payment for Mr. Cavalli's stock was effected by Mr. Cavalli advancing funds to Marca Group, Inc., a company owned by the members of Mr. Greco's family. Marca Group, Inc. remitted an aggregate of $30,000 to the Company.

         In February 1997, the Company sold Alexander Cavalli 600,000 shares of the Company's common stock for $15,000. The transaction was effected concurrently with the transactions entered into by Mr. Greco referenced above. As a result, the payment for Mr. Cavalli's stock was effected by Mr. Cavalli advancing funds to Marca Group, Inc., a company owned by the members of Mr. Greco's family. Marca Group, Inc. remitted an aggregate of $30,000 to the Company.

         The Company consummated a private placement offering in April 1997. The Company sold 7 units in the Private Placement to the Selling Securityholders. The units each comprised a promissory note in the amount of $50,000 bearing interest at 10% per annum and 20,000 common stock purchase warrants at a purchase price of $52,000 per unit.


Item 27.  Exhibits.

         The following exhibits marked with an asterisk are being filed with this Registration Statement on Form SB-2.

  1.1             -        Form of Underwriting Agreement between the Company and Greenway Capital Corporation.
  1.2             -        Form of Selected Dealer Agreement
  1.3             -        Form Agreement Among Underwriters
  1.4             -        Form of Underwriter's Warrant
  1.5             -        Form of Underwriter's Agreement between the Company and Global Equities Group, Inc.
  3.1             -        Certificate of Incorporation of the Company.
  3.2             -        By-Laws of the Company.
  4.1             -        Specimen Common Stock Certificate.
  4.2             -        Specimen "A" Warrant Certificate.
  4.3             -        Form of Warrant Agreement between the Company and the Underwriter.
  4.4             -        Form of Warrant Agreement between the Company and Continental
                           Stock Transfer & Trust Company.
  4.5             -        Form of Lock-up Agreement.
  5.0             -        Opinion of Lampert & Lampert.
  5.1             -        Opinion of Pensley & Fugler
 10.1             -        Agreement with FCD Table-Tops, Inc., dated December 15, 1996
 10.2             -        Agreement with SMP Graphic Services, Inc., dated April 16, 1996
 10.3             -        Lease of premises at 36 East 13th Street, West Paterson, New Jersey 07524
 10.4             -        Form of Consulting Agreement between the Company and Greenway Capital Corporation
 10.5*            -        The Company's Senior Management Incentive Plan.
 10.6*            -        Employment Agreement with Stephen Saltman.
 10.7*            -        Employment Agreement with Damian J. Greco.
 10.8             -        Consulting Agreement between Marca Consulting Group, Inc. and the Company.
 10.9*            -        Lease Agreement between Imaging Dynamics and Bonnano Real Estate Group III, L.P.
 23.1*            -        Consent of Thomas P. Monahan C.P.A.
 23.2             -        Consent of Pensley & Fugler, Esqs.
 23.3*            -        Consent of Lampert & Lampert, Esqs.


Item 28.  Undertakings.

The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a Post-Effective Amendment to this Registration Statement;

                    (i) to include any prospectus  required by Section  10(a)(3)
               of the Securities Act;

                    (ii) to  reflect  in the  prospectus  any  facts  or  events arising after the effective date of the Registration Statement (or the most recent Post-Effective Amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

                    (iii) to include any  material  information  with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement, including but not limited to any addition or deletion of a managing Underwriter.

         (2) That, for the purpose of determining any liability under the Securities Act, each such Post-Effective Amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of Post-Effective Amendment any of the securities being registered which remain unsold at the termination of the offering.

         (4) That, for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         The undersigned Registrant hereby undertakes to provide to the Underwriter at the Closing specified in the Underwriting Agreement, certificates in such denominations and registered in such names as required by the Underwriter to permit prompt delivery to each purchaser.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company, pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue. See Item 24.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form SB-2 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in New York, New York on the 22nd day of October, 1997.

                                                     IMAGING DYNAMICS, INC.


                                            By:        /s/ Stephen S. Saltman
                                                   STEPHEN S. SALTMAN, President


         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.




/s/ Stephen S. Saltman                      President and Director
Stephen S. Saltman                          (Principal Executive                        10/22/97
                                            Officer)                                    Date


/s/ Damian J. Greco                         Secretary, Treasurer                        10/22/97
Damian J. Greco                             and Director                                Date



/s/ Donald B. Cohen                         Director                                    10/22/97
Donald B. Cohen                                                                         Date


/s/ Irene Scherer                           Director                                    10/21/97
Irene Scherer                                                                           Date

                                THOMAS P. MONAHAN
                           CERTIFIED PUBLIC ACCOUNTANT
                              208 LEXINGTON AVENUE
                           PATERSON, NEW JERSEY 07502
                                 (201) 790-8775
                               Fax (201) 790-8845

To The Board of Directors and Shareholders of Imaging Dynamics, Inc. (a development stage company)

I have audited the accompanying balance sheet of Imaging Dynamics, Inc. (a development stage company) as of December 31, 1996 and the related statements of operations, cash flows and shareholders' equity for the period from inception June 8, 1995 to December 31, 1995 and for the year ended December 31, 1996. These financial statements are the responsibility of the Company's management. My responsibility is to express an opinion on these financial statements based on my audit.

I conducted my audit in accordance with generally accepted auditing standards. Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe that my audit provides a reasonable basis for my opinion.

In my opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Imaging Dynamics, Inc. (a development stage company) as of December 31, 1996 and the results of its operations, shareholders equity and cash flows for the period of inception June 8, 1995 to December 31, 1995 and for the year ended December 31, 1996 in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that Imaging Dynamics, Inc. (a development stage company) will continue as a going concern. As more fully described in Note 2, the Company has incurred operating losses since inception and requires additional capital to continue operations. These conditions raise substantial doubt about the Company's ability to continue as a going concern. Management's plans as to these matters are described in Note 2. The financial statements do not include any adjustments to reflect the possible effects on the recoverability and classification of assets or the amounts and classifications of liabilities that may result from the possible inability of Imaging Dynamics, Inc. (a development stage company) to continue as a going concern.



                                                          Thomas P. Monahan, CPA
September 30, 1997
Paterson, New Jersey

                             IMAGING DYNAMICS, INC.
                          (A Development Stage Company)

                                  BALANCE SHEET
                                                                                                    July 31,
                                                                                December 31,        1997
                                                                                1996                Unaudited
                                     ASSETS
Current assets
  Cash                                                                               $3,195            $82,893
  Cash escrow receivable                                                                                50,000
  Accounts receivable                                                                48,793
  Inventory                                                                          2,000              2,300
  Prepaid expenses                                                                                      5,136
  Loan receivable-affiliated company                                                 21,000
                                                                                     --------          --------
  Total current assets                                                               74,988             140,329
Capital assets-net                                                                   144,367            231,735
Other assets
  Pre offering expense                                                                                  5,000
  Investment in photographic images                                                  28,000             28,000
  Security deposit                                                                   3,800              19,210
                                                                                     --------           -------
  Total other assets                                                                 31,800             52,210
                                                                                     --------           -------
  Total assets                                                                       $251,155           $424,274
                                                                                     ========           =======
                       LIABILITIES AND STOCKHOLDERS EQUITY
Current liabilities
  Accounts payable and accrued expenses                                              139,603            404,500
  Loan payable-investor                                                              227,916            252,019
  Loan payable-bank                                                                  4,450              3,050
  Loan payable-officer                                                               9,283              19,283
  Note payable                                                                                          249,279
  Corporate income taxes payable                                                     600                600
                                                                                     ---                ---
  Total liabilities                                                                  381,852            928,731
Stockholders equity



  Preferred stock- 5,000,000 shares authorized, no
par value.  -0- shares outstanding at December 31,
1996 and July 31, 1997                                                               -0-                -0-

  Common stock- 20,000,000 shares authorized, no
par value. The number of shares issued and
outstanding at December 31, 1996 and July 31,
1997 is 800,000 and 2,005,000 respectively.                                          201,000            221,500

  Warrants- 96,462 outstanding at July 31, 1997                                                         9,846
  Deficit accumulated during development stage                                       (331,697)          (735,803)
                                                                                     -------            ---------
Total stockholders equity                                                            (130,697)          504,457
                                                                                     ---------          ---------
  Total liabilities and stockholders equity                                          251,155            424,274
                                                                                     =========          =========

                 See accompanying notes to financial statements.

                             IMAGING DYNAMICS, INC.
                          (A Development Stage Company)
                             STATEMENT OF OPERATIONS


                                    For the                                            For the         For the
                                     period                           For the           seven           period
                                      from           For the           seven            months           from
                                   inception           year           months            ended         inception
                                    June 8,           ended            ended           July 31,        June 8,
                                    1995 to          December        July 31,            1997          1995 to
                                    December            31,            1996            Unaudited       July 31,
                                    31, 1995           1996          Unaudited                          1997
                                    ---------------------------------------------------------------------------------
Sales                                     $175,823        $121,914           $55,760          $4,808         $302,545

Cost of goods sold                        120,472          79,915             20,668           2,884          203,271
                                          ------          --------           -------          ------         ---------

Gross profit                               55,351          41,999             35,092           1,924           99,274

Operating expenses
  General and administrative               85,799         179,672            117,983          365,405         630,876

  Research and development                                 90,500             19,000                           90,500

  Depreciation amortization                20,000          42,430             20,000           20,000          82,430
                                          ------           ------             ------           ------          ------

  Total operating expenses                105,799         312,602            156,983          385,405         803,806
                                          ------          -------            -------          -------         -------

  Net loss before
corporate income taxes                   (50,448)        (270,603)          (121,891)        (383,481)     (704,532)

Corporate income taxes                      350             250                1,500                       600

Other income and expenses

  Interest income                                            370                                           370

  Interest expense                          (500)          (9,916)            2,500        (20,625)        (31,041)
                                            ----           -----              ----          ------           ------
                                            (500)          (9,546)            2,500        (20,625)        (30,671)

Net loss                                  $(51,298)       $(280,399)          $(125,891)    $(404,106)     $(735,803)
                                          =========       ==========          ==========    ==========     ==========
Net loss per share                           $(.03)       $(.14)              $(.06)        $(.20)         $(.36)
                                          =========       ==========          ========      ==========     ==========

Total number of shares outstanding        2,005,000       2,005,000           2,005,000     2,005,000      2,005,000
                                          =========       =========           =========     =========      =========


                 See accompanying notes to financial statements.

                             IMAGING DYNAMICS, INC.
                          (A Development Stage Company)
                             STATEMENT OF CASH FLOWS



                                For the period
                                     from                        For the        For the        For the period
                                   inception                     seven          seven          from inception
                                 June 8, 1995,    For the        months         months         June 8, 1995,
                                      to          year ended     ended          ended          to July 31,
                                    December      December       July 31,       July 31,       1997
                                      31,         31,            1996           1997           Unaudited
                                                                                               ---------
                                     1995         1996           Unaudited      Unaudited
                                     ----         -----          --------       --------
  Net loss ......................    $(51,298)    $(280,399)     $(125,891)     $(404,106)     $(735,803)

  Non-cash ..........................                                           500            500
transaction
  Interest expense ..................500          9,916          2,500          7,500          17,916

  Depreciation ......................20,000       42,430         20,000         20,000         82,430
                                    -------       -------        ------         ------         ------
                                    (30,798)      (228,053)      (103,391)      (376,106)      (634,957)
Adjustments

  Accounts receivable ...............4,726        (43,435)       (15,281)       8,793

  Inventory .........................(5,000)      3,000          (575)          (300)          (2,300)

  Prepaid expense ...................                                           (5,136)        (5,136)

  Loan ..............................             (21,000)       (5,000)        21,000
receivable-affiliate
  Accounts payable ..................19,427       120,176        62,150         264,897         404,500

  Corporate taxes payable............ 350         250                                           600
                                      -------     -------        -------        -------         -------

  TOTAL CASH FLOWS FROM OPPERATIONS...(11,295     (169,062)      (62,097)       (86,852)        (237,293)

CASH FLOWS FROM INVESTING ACTIVITIES

  Cash escrow receivable..............                                          (50,000)        (50,000)

  Pre-offering expense ...............                                          (5,000)         (5,000)

  Capital assets .....................            (54,797)       (22,530)       (90,278)       (159,081)

 Security deposit .................... (3,800)                                                  (19,210)

TOTAL CASH FLOWS FROM INVESTING
ACTIVITIES

CASH FLOWS FROM FINANCING ACTIVITIES   (3,800)     (54,797)       (22,530)      (145,278)       (233,291)

  Issuance of  warrants .............. 1,000                                    9,846           9,846

  Sale on Common Shares ..............                                          20,000          20,000

  Notes payable-investors ............                                          249,279         249,279

  Loan payable-officer ...............            9,283                         10,000          19,283

  Loan payable-investor ..............            207,416        95,000         24,103          252,019

  Loan payable-bank ..................            4,450                         (1,400)         3,050

  Loan payable ...................... 15,000      5,000
                                      ------      -----          -------        -------         --------
TOTAL CASH FLOWS FROM
FINANCING ACTIVITIES                  16,000      226,149        95,000         311,828         553,477

NET INCREASE (DECREASE) IN CASH .......905        2,290          10,373         79,698          82,893

CASH BALANCE BEGINNING OF PERIOD ......-0-        905            905            3,195           -0-
                                       -----      -------        -------        -------        -------
CASH BALANCE END OF PERIOD ............$905       $3,195         $11,278        $82,893        $82,893
                                       ======     =======        =======        =======        =======

                 See accompanying notes to financial statements.

                             IMAGING DYNAMICS, INC.
                          (A Development Stage Company)
                        STATEMENT OF STOCKHOLDERS' EQUITY

                                                                                       Deficit
                                                                                     accumulated
      Date           Preferred    Preferred    Common      Common                      during
                     Stock        Stock        Stock       Stock       Warrants      development          Total
      ----                                                                           -----------          -----


6-15-1995(1)         1,500,000     $100,000    1,000,000   $101,000                                       $201,000

12-31-1995           Net loss                                                         (51,298)            (51,298)
------------------------------------------------------------------------------------------------------------------
12-31-1995           1,500,000     100,000     1,000,000   101,000                    (51,298)            149,702

12-31-1996(2)        (1,500,000)   (100,000)   (200,000)   100,000                                            -0-

12-31-1996           Net loss                                                         (280,399)          (280,399)
                     ----------   ---------   ---------    -------                     -------           --------

12-31-1996           -0-          -0-          800,000     201,000                    (331,697)          (130,697)

Unaudited

2-18-1997(3)                                   1,200,000   20,000                                           20,000

2-18-1997(4)                                       5,000    500                                                500

7-31-1997(5)                                                                9,846                            9,846

7-31-1997                                                                             (404,106)          (404,106)
                     --------     ----------   ----------   --------        -----     ---------          ---------
7-31-1997                -0-         $-0-      2,005,000    $221,500        $9,846    $(735,803)         $(504,457)
                     ========     ==========   ==========   ========        =====     =========          ==========

     (1) Issuance of Shares of Common Stock for contribution of assets.

     (2) Cancellation of Shares of Common Stock and Shares of Preferred Stock by Stephen Saltman.

     (3) Sale of 600,000 Shares of Common Stock pursuant to Regulation D at $.083 per share and sale of 600,000 Shares of Common Stock at $.025 per share.

     (4) Issuance of common shares to Lampert and Lampert in consideration for legal services valued at $500 or $.10 per share

     (5) Issuance of warrants as part of private placement.







                 See accompanying notes to financial statements.

                             IMAGING DYNAMICS, INC.
                          (A Development Stage Company)
                          NOTES TO FINANCIAL STATEMENTS
                      FOR THE YEAR ENDED DECEMBER 31. 1996


 Note 1. Organization of Company and Issuance of Common Stock

a. Creation of the Company

Imaging Dynamics, Inc. (the "Company") was formed on June 8, 1995 under the laws of the State of New Jersey with an authorized capitalization of 5,000,000 Shares of Preferred Stock, no par value per share and 20,000,000 Shares of Common Stock, no par value per share.

b. Description of the Company

The Company is a development stage company that is producing limited quantities of products containing a proprietary color imaging laminate process, which contains imagery, patterns, designs and colors coated by a tough and durable transparent high density polymer laminate. The Company manufactures products for four distinct product lines: furniture and finishes, specialty products, corporate products and products for the restaurant and hospitality industry.

c. Issuance of Capital Stock

 In June, 1995, the Company issued 958,400 Shares of Common Stock and 1,500,000 Shares of Class "A" Convertible Preferred Stock to Stephen S. Saltman,
President, in consideration of his historic costs of $20,000 in accounts receivable and the contribution of furniture and photographic equipment and images in the amount of $180,000 for an average price per preferred share of $.067 per share and an average price per common share of $.104 per share.

In June, 1995, the Company issued 21,600 Shares of Common Stock to Roger Fidler, Esq., an unaffiliated individual as an inducement for granting a loan of $15,000 to the Company and further issued 20,000 Shares of Common Stock as consideration of $1,000 in legal services. The average price paid per common share was $.024 per share.

     In March, 1996, the Company attempted to complete an offering which was intended to be effected under an exemption from registration provided by Rule 504 of Regulation D. The Company originally contemplated that it would sell Shares of Preferred Stock pursuant to Rule 504. However, the offering was never completed, and the rescinded the sale of preferred stock. The Company did receive an aggregate of approximately $211,000 from one investor. As of December 31, 1996, the Company and this individual have agreed to characterize this transaction as a "loan". The Company intends to repay this loan of 211,000 plus accrued interest at 10% from the proceeds of an offering.

On December 31, 1996, the Board of Directors voted to rescind the issuance of 1,500,000 Shares of Convertible Preferred Stock and 200,000 Shares of Common Stock to Stephen Saltman and converted the consideration of $100,000 to additional paid in capital.

On February 18, 1997, the Company sold 600,000 Shares of Common Stock pursuant to Regulation D for $15,000 or $.025 per share.

On February 18, 1997, the Company sold 600,000 Shares of Common Stock for an aggregate consideration of $5,000 or $.008 per share to Damian J. Greco, an officer and director of the Company. Mr. Greco assigned these Shares of Common Stock to Clayton Street Advisors, L.P., a company of which the members of Mr. Greco,s family are the only shareholders.

On February 18, 1997, the Company issued 5,000 Shares of Common Stock in consideration for legal services valued at $500 or $.10 per share.

Note 2-Summary of Significant Accounting Policies

a. Basis of Financial Statement Presentation

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company incurred net losses of $735,803 for period from inception June 8, 1995 to July 31, 1997. These factors indicate that the Company's continuation as a going concern is dependent upon it ability to obtain adequate financing. The Company borrowed and aggregate of $479,562 as of July 31, 1997. The Compan is in the process of completing the documentation for a registered offering. The Company is anticipating at the completion of its registered offering and with the increase in sales as a result, the Company will able to complete the building of its production facilities and finalize the preparation and submission of test sample products to furniture and image reseller's and volume users of the Company's output. The Company will require substantial additional funds to finance its business activities on an ongoing basis and will have a continuing long-term need to obtain additional financing. The Company's future capital requirements will depend on numerous factors including, but not limited to, continued progress in developing its digital production and output process and the acquisition of additional digital equipment and processes. The Company plans to engage in such ongoing financing efforts on a continuing basis.

     The financial statements presented consist of the balance sheet of the Company as at December 31, 1996 and the unaudited balance sheet as of July 31, 1997 and the related statements of operations, retained earnings and cash flows for the year ended December 31, 1995 and 1996 and the related unaudited statements of operations, retained earnings and cash flows for the seven months ended July 31, 1996 and 1997 and for the period of inception June 8, 1995 to July 31, 1997.

b. Cash and cash equivalents

The Company treats temporary investments with a maturity of less than three months as cash.

c. Property and Equipment

Property and equipment are stated at cost less accumulated depreciation. Depreciation is computed over the estimated useful lives using the declining balance and straight line methods.

d. Earnings per share

Earnings per share have been computed on the basis of the total number of shares outstanding as of July 31, 1997. On that date 2,005,000 Shares of Common Stock were outstanding.

e. Revenue recognition

Revenue is recognized when products are shipped or services are rendered.

f. Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that effect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

g. Unaudited financial information

In the opinion of Management, the accompanying unaudited financial statements contain all adjustments (consisting only of normal recurring items) necessary to present fairly the financial position of the Company as of July 31, 1997 and the results of its operations and its cash flows for the seven months ended July 31, 1997. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to the SEC's rules and regulations of the Securities and Exchange Commission. The results of operations for the periods presented are not necessarily indicative of the results to be expected for the full year

Note 3 - Preferred Stock

The Board of Directors of the Company has the authority, without further action by the holders of the outstanding Shares of Common Stock, to issue Shares of Preferred Stock from time to time in one or more classes or series, to fix the number of Shares constituting any class or series and the stated value, if different from the par value, and to fix the terms of any such series or class, including dividend rights, dividend rates, conversion or exchange rights, voting rights, rights and terms of redemption (including sinking fund provisions), the redemption price and the liquidation preference of such class or series. The designations, rights and preferences of any Shares of Preferred Stock would be set forth in a Certificate of Designation which would be filed with the Secretary of State of the State of New Jersey.

The Company had issued 1,500,000 Shares of Class "A" Convertible Preferred Stock to its President, Steven Saltman.

     As of December 31, 1996, the Company has agreed to amend the offering document and reclassify the $211,000 as a loan payable with interest at 10% to be repaid out of the proceeds of a registered offering.

     On December 31, 1996, the Board of Directors voted to reclassify the $100,000 attributed to the 1,500,000 Shares of Preferred Stock to Shares of Common Stock restating Common Stock to $201,000 and retire the preferred stock.

Note 4 - Marketable Securities, Available for Sale

     Effective January 1, 1994 the Company adopted Financial Accounting Standards Board ("FASB") Statement No. 115, "Accounting for Certain Investments in Debt and Equity Securities", which requires that investments in equity securities that have readily determinable fair values and investments in debt securities be classified in three categories: held-to-maturity, trading and available-for-sale. Based on the nature of the assets held by the Company and Management's investment strategy, the Company's investments have been classified as available-for-sale. Management determines the appropriate classification of debt securities at the time of purchase and reevaluates such designation as of each balance sheet date.

Note 5 - Private Placements

a. Sale of Shares of Preferred Stock

     Pursuant to a private placement which was intended to be effected under an exemption from registration provided by Rule 504 of Regulation D, the Company offered on a "best efforts" basis, a maximum of 107,500 Shares of Convertible Preferred Stock at $2.00 per unit. During the year the Company sold 105,500 Share of Preferred Stock to one individual. The Company did receive an aggregate of approximately $211,000 from one investor. As of December 31, 1996, the Company and this individual have agreed to rescind the sale of the shares of preferred stock and characterize this transaction as a "loan". The Company intends to repay this loan of 211,000 plus accrued interest at 10% from the proceeds of an offering.

b. Sale of Units

     In April, 1997, the Company offered 12 Units at $52,000 per Unit for an aggregate offering of $624,000. Each Unit comprised a promissory note ("Note") in the amount of $50,000 bearing interest at the rate of 10% per annum, and 20,000 Common Stock Purchase Warrants. The Warrants will be registered by the Company in connection with a registered offering. The principal amount of the Notes plus accrued interest will be repaid out of the proceeds of the Registered Offering. The 20,000 Common Stock Warrants have been allocated a value of $2,000 per Unit or $0.10 each. The Warrants will be registered by the Company in connection with a registered offering and will be subject to a two year lockup which prohibits the sale of such securities without prior written consent of the Underwriter.

The Notes are due and payable on the earlier of the consummation of a public financing through the sale of equity securities or 24 months from the date thereof; or the calling of the Notes as authorized by the Board of Directors, and bear interest at the rate of 10% per annum, payable at maturity. The Notes may be prepaid at any time without penalty premium or penalty. In case an event of default will occur and be continuing, a Note will be due and payable immediately subject, in certain circumstances to the payor's right to cure. The Notes contain no conversion rights nor will they contain restrictions upon the Company's ability to create liens ion its assets in the normal course of business or to incur additional indebtedness nor upon the conduct of its present or proposed business. The holders of the Notes will not be accorded registration rights under the Act.

     Included in the Units sold are Warrants to purchase Shares of Common Stock. The Warrants will entitle each holder to purchase one Share of Common Stock at a price equal to the lessor of $6.00 per share or 110% of the initial offering price of the Company's Shares of Common Stock should the Company effect a public offering of its Shares of Common Stock during the term of the Warrants, whichever is lesser. The Warrants will be exercisable for a period of three years.

     The Warrant Price and the number of Shares of Common Stock purchasable upon the exercise of each Warrant are subject to adjustment in certain events, including the issuance of stock dividend to holders of Shares of Common Stock, or combination, subdivision or reclassification of Shares of Common Stock.

     In case of any consolidation, merger, sale or conveyance of the property of the Company as an entity or substantially as an entity, the holder of each outstanding Warrant will continue to have the right to exercise the Warrant for the kind and amount of shares and other securities and property (including cash) receivable by a holder of the number of Shares of Common Stock for which such Warrants were exercisable immediately prior.

     As of July 31, 1997, the Company sold $256,000 in Units with the proceeds characterized as follows: $246,154 allocated to Notes payable-investors and the $9,846 allocated to Warrants.

     The Company has reserved 98,462 Shares of Common Stock pending the exercise of the Warrants.

Note 6 - Inventory

Inventory has been recorded at the lower of cost or market under the first-in first-out method. Inventory components were as follows:

                                                      December 31,      July 31,

                                                           1996            1997
                                                           ----            ----

                   Raw materials                      $    2,000          $2,300
                                                           =====          ======

Note 7 - Capital Assets

Capital assets consisted of the following at December 31, 1996:

                                                          Asset       Accumulated        Balance
                                                                      Depreciation
Computer, photographic equipment
 and fixtures                                           194,797       $50,430            $144,367
                                                        -------       -------            --------

Capital assets consisted of the following at July 31, 1997:

                                                          Asset       Accumulated        Balance
                                                                      Depreciation
Computer, photographic equipment
 and fixtures                                           $302,165      $70,430            $231,735
                                                        --------      -------            --------

Note 8 - Investment in Photographic Images

  On June 15, 1995, Mr. Stephen Saltman contributed 40 images that he had created and photographed. These images comprise the basic inventory of images to be used by the Company to reproduce in the form of images suitable for lamination using the Company's proprietary process. The contributed cost basis of $40,000 represents the historic cost to Mr. Saltman to create, design, prepare, setup, purchase props and equipment, film and process the image into a suitable format. Amortization is computed over a period of 10 years using the straight line method. The usefulness of an images will be reviewed periodically and charged to operations upon determination of abandonment.


Note 9 - Related Party transactions

a. Issuance of Common Shares

     In June, 1995, the Company issued 958,400 Shares of Common Stock and 1,500,000 Shares of Class "A" Convertible Preferred Stock to Stephen S. Saltman, President, in consideration of his historic costs of $20,000 in accounts receivable and the contribution of furniture and photographic equipment and images in the amount of $180,000 for an average price per preferred share of $.067 per share and an average price per common share of $.104 per share.

     On December 31, 1996, the Board of Directors voted to rescind the issuance of 1,500,000 Shares of Convertible Preferred Stock and 200,000 Shares of Common Stock to Stephen Saltman and convert the consideration of $100,000 to additional paid in capital.

     On February 18, 1997, the Company sold 600,000 Shares of Common Stock for an aggregate consideration of $5,000 or $.008 per share to Damian J. Greco, an officer and director of the Company. Mr. Greco assigned these Shares of Common Stock to Clayton Street Advisors, L.P., a company of which the members of Mr. Greco's family are the only shareholders.

b. Loan payable shareholders

     As of December 31, 1996, the Company is obligated to repay a loan payable that was used as working capital to Mr. Roger Fidler, a shareholder in the principal amount of $10,000 plus interest of $500 computed at the rate of 10% per annum. The balance due at December 31, 1996 and July 31, 1997 was $5,000 plus accrued interest.

     As of December 31, 1996, the Company borrowed $9,283 from Stephen Saltman and is to repaid out of the proceeds of the registered offering with interest at 6%.

     In February, 1997, the Company borrowed $10,000 from Damian J. Greco and is to repaid out of the proceeds of the registered offering with interest at 6%.

c. Employment Agreement

     In May, 1997, the Company entered into employment agreements with two of its officers, Stephen S. Saltman and Damian J. Greco. Pursuant to the terms of their agreements, Mr. Saltman and Mr. Greco will receive annual compensation at a rate of $180,000 and $160,000, respectively with 10% escalation's during the term of the agreements. The agreements are for a term of five years expiring May, 2002. Pursuant to the terms of the agreements, each employee received stock options under the Company's Senior Management Incentive Plan to purchase 50,000 and 50,000 shares at $8.00 per share, respectively. These options vest at the rate of 33.3% per annum commencing May, 1998. The agreement restricts Mr. Saltman and Mr. Greco from competing with the Company for a period of three years after the termination of their employment.

     As of July 31, 1997, the Company accrued an aggregate of $85,000 in salaries due Stephen Saltman and Damian Greco.

     No other officer's earned over $100,000.

d. Consulting Agreement

     On February 14, 1997, the Company entered into a consulting agreement with Marca Group, Inc., a company wholly owned by Damian Greco. Marca Group, Inc. provided financial and management consulting services between the months of February and July, 1997. The fee of $180,000 will be paid from the proceeds of a registered offering. The balance of $180,000 is characterized as a component of accounts payable at July 31, 1997.

e. Senior Management Incentive Plan

     In August, 1997, the Company adopted the Senior Management Incentive Plan (the "Management Plan"), which was adopted by shareholder consent. The Management Plan provides for the issuance of up to 350,000 Shares of Common Stock in connection with the issuance of stock options and other stock purchase rights to executive officers and other key employees.

     Directors who are not otherwise employed by the Company will not be eligible for participation in the Management Plan. The Management Plan provides for four types of awards: Stock Options, Incentive Stock Rights, Stock Appreciation Rights and Restricted Stock Purchase Agreements.

     The Management Plan is to be administered by the Board of Directors or a committee of the Board. The issuance's of shares or options may be granted to employees, officers, directors, consultants of the Company or any other parties who have made a significant contributions to the business and success of the Company. The exercise price of the options granted under the Management Plan may be more, equal to or less than the then current market price of the Shares of Common Stock as deemed to be appropriate.

Stock Options

     Options granted under the Management Plan may be either incentive stock options ("ISO's") or options which do not qualify as ISO's ("non-ISO's"). ISO's may be granted at an option price of not less than 100% of the fair market value of the Common Stock on the date of grant, except that an Iso granted to any person who owns capital stock representing more than 10% of the total combined voting power of all classes of Common Stock must be granted at an exercise price of at least 110% of the fair market value of the Common Stock on the date of grant. The exercise price of the non-ISO's may not be less than 85% of the fair market value of the Common Stock on the date of grant. Unless the Administrator determines otherwise, no ISO or non-ISO may be exercisable earlier than 1 year from the date of grant. ISO's may not be granted to persons who are not employees of the Company. ISO's granted to 10% shareholders may be exercisable for a period of up to five years from the date of the grant. No individual may be granted ISO's that become exercisable in any calendar year for Common Stock having a fair market value at the time of grant in excess of $100,000. Non-ISO's may be exercisable for a period of up to 13 years from the date of grant.

     Payment of Shares of Common Stock purchases pursuant to exercise of stock options will be paid in full in cash, or at the discretion of the Administrator by Shares of Common Stock having a fair market value equal to the total exercise price or by a combination of the above.

     Upon termination of employment or consulting services, an optionee will be entitled to exercise the vested portion of an option for a period of up to three months after the date of termination, except that if the reason for termination was a discharge for cause, the option will expire immediately, and if the reason for termination was for death or permanent disability of the optionee, the vested portion of the option will remain exercisable for a period of 12 months.

Incentive Stock Rights

     Incentive stock rights consist of incentive stock units equivalent to one share of Common Stock in consideration for services performed for the Company without the payment of cash.

Stock Appreciation Rights ("SAR's")

     Stock Appreciation Rights may be granted to recipients of options under the Management Plan. SAR's may be granted simultaneously with or subsequent to, the grant of a related option and may be exercisable to the extent that the related option is exercisable, except that no SAR granted with respect to an ISO may be exercised unless the fair market value of the Common Stock on the date of exercise exceeds the exercise price of the ISO.

     The exercise of any portion of either the related option or the tandem SAR's will cause a corresponding reduction I the number of shares remaining subject to the option or the tandem SAR's.

Restricted Stock Purchase Agreements

     Restricted stock purchase agreements provide for the sale by the Company Shares of Common Stock at prices to be determined by the Board, which shares will be subject to restrictions on disposition for a stated period during which the purchaser must continue employment with the Company in order to retain the shares. payment must be in cash.

Note 10 - Income Taxes

     The Company provides for the tax effects of transactions reported in the financial statements. The provision if any, consists of taxes currently due plus deferred taxes related primarily to differences between the basis of assets and liabilities for financial and income tax reporting. The deferred tax assets and liabilities, if any represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled. As of December 31, 1996 and July 31, 1997, the Company had no material current tax liability, deferred tax assets, or liabilities to impact on the Company's financial position because the deferred tax asset related to the Company's net operating loss carryforward and was fully offset by a valuation allowance.

     At July 31, 1997, the Company has net operating loss carry forwards for income tax purposes of $735,303. This carryforward is available to offset future taxable income, if any, and expire in the year 2010. The Company's utilization of this carryforward against future taxable income may become subject to an annual limitation due to a cumulative change in ownership of the Company of more than 50 percent.

The components of the net deferred tax asset are as follows:

 Deferred tax asset:
                                                                 July  31,
                                                                   1997
          Net operating loss carry forward                      $ 250,000
          Valuation allowance                                  $(250,000)
                                                                ---------
          Net deferred tax asset                               $     -0-
                                                                 ========

     The Company recognized no income tax benefit from the loss generated in the year ended December 31, 1996 and for the seven months ended July 31, 1997.

     SFAS No. 109 requires that a valuation allowance be provided if it is more likely than not that some portion or all of a deferred tax asset will not be realized. The Company's ability to realize benefit of its deferred tax asset will depend on the generation of future taxable income. Because the Company has yet to recognize significant revenue from the sale of its products, the Company believes that a full valuation allowance should be provided.

     Corporate tax expense for the year ended December 31, 1996 consists of New Jersey State corporate tax liability of $600.

Note 11 -  Business and Credit Concentrations

     The amount reported in the financial statements for cash, trade accounts receivable and investments approximates fair market value. Because the difference between cost and the lower of cost or market is immaterial, no adjustment has been recognized and investments are recorded at cost.

     Financial instruments that potentially subject the company to credit risk consist principally of trade receivables. Wholesale distributors of tables account for a substantial portion of trade receivables; collateral is generally not required

     The Company derives its sales from domestic customers. As of December 31, 1996 and July 31, 1997, three major customer accounted for approximately 80% of the Company's sales.

Note 12 -  Commitments and Contingencies

 a. Lease agreements

     As of July 31, 1997, the Company leased 4,200 square feet of office and production space at East 13th Street, Paterson, New Jersey at a monthly rent of $2,160 until May 1, 1996 when the rent decreased to $1,800 for two years.

     In August, 1997, the Company entered into a new 3 year lease agreement for 10,000 square feet commencing September 1, 1997 for office, production and manufacturing facilitates at 53 West Century Road, Paramus, New Jersey for a monthly rental of $5,000

b. Note Payable-Bank

     The Company is obligated to repay a loan from the Chrysler Financial, Inc. in the principal amount of $5,500 with interest at 18% in equal monthly installments of $221.50. As of December 31, 1996 and July 31, 1997, the balance due was $4,500 and 3,050 respectively.

c. Note Payable-Investor

     The Company is obligated to repay a loan in the amount of $211,000 with interest at 10% to an investor.

     The Company is obligated to repay a loan in the principal amount of $20,000 with interest at 10% to an unrelated party. As of December 31, 1996, the balance due is $5,000 plus accrued interest of $875.

d. Underwriter's Agreement

     The Company has entered into a underwriter's agreement with Global Equities Group, Inc. for the sale of the Company's registered offering for 1,000,000 Units.

     The Company has agreed to the Underwriter an option, exercisable for thirty days from the date of the prospectus to purchase an additional 150,000 Units at the public offering price.

     The Company has agreed to pay to the Underwriter 3% of the gross proceeds of the Securities sold by the Company, or a total of $219,150 ($251,850 if the Underwriter's Over-allotment Option is exercised in full.) for the Underwriter's expenses in excess of the non-accountable basis. of which nothing has been paid to date. The Underwriter's expenses in excess of the non-accountable expense allowance will be borne by the Underwriter.

     In addition, the Underwriter has agreed with the Company to act as a warrant solicitation agent, and may participate in the solicitation of the exercise of the Warrants. Upon the exercise of the Warrants, the Company will pay the Underwriter a commission of 5% of the aggregate exercise price of the Warrants exercised.

     In connection with this offering, the Company has agreed to sell to the Underwriter, for $100, five year warrants to purchase from the Company an aggregate of 100,000 Units. The Underwriter's Warrants are exercisable at a price equal to 120% of the public offering price of the Units for a four year period commencing one year from the date of the Prospectus. The Underwriter's may not be sold, transferred, assigned or hypothecated except to the officers of the Underwriter. The Underwriter's will contain anti-dilution provisions providing for appropriate adjustment under certain circumstances.

     The Company has agreed, for a period of five years from the date of the Prospectus, to the holders of the Underwriters warrants or underlying shares of its intention to file registration statement, and is such case to require the Company to include the Underwriter's warrants and underlying shares in such registration statement at the Company's expense.

     The Company has further agreed, director or shareholder of the Company's Securities, sell directly or indirectly, any Shares of Common Stock for a period of 24 months without prior written consent of the Underwriter.

Note 13 - Development Stage Company

     The Company is considered to be a development stage company with little operating history. The Company is dependent upon the resources of the Company's management for its continued existence. The Company will also be dependent upon its ability to raise additional capital to complete is marketing program, acquire additional equipment, management talent, inventory and working capital to engage in profitable business activity. Since its organization, the Company's activities have been limited to the enterin into the marketing of limited production quantities for the furniture industry, preparation of documentation and the sale of a registered offering.

Note 14 - Registered Offering

     The Company is offering 1,000,000 Units. Each Unit consisting of one Share of Common Stock and three Class A Redeemable Warrants through Global Equities Group, Inc., (the "Underwriter"). The securities comprising the Units will be separately transferable _____ days from the date of the Prospectus.. Each Warrant entitles the registered holder to purchase, at any time during the period commencing on the Separation Date, one Share Common Stock at a price of $9.00 per share through a date three years following the separation date. The Warrants are redeemable by the Company at any time, upon thirty days notice, at a redemption price of $.05 per Warrant, provided that the closing bid quotation of the Company's stock for each of the thirty days ending on the third day prior to the day on which the Company gives notice has been 150% of the exercise price of the Warrants being redeemed.

     The registration statement also relates to the offer and sale of an aggregate of 140,000 Warrants owned by certain selling security holders. The Security holder's Warrants are being registered pursuant to registration rights agreements antlered into by the Company and the selling Security holders. The selling Security holders have each agreed not to sell any of the securities being registered in the Securities holder's Offering for a period of twenty four months from the Effective Date withoredeemed.

     The registration statement also relates to the offer and sale of an aggregate of 140,000 Warrants owned by certain selling security holders. The Security holder's Warrants are being registered pursuant to registration rights agreements entered into by the Company and the Selling Security holders.